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EXHIBIT 99.3

Item 8.    Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Partners of
American Real Estate Partners, L.P.

        We have audited the accompanying consolidated balance sheet of American Real Estate Partners, L.P. and Subsidiaries as of December 31, 2004, and the related consolidated statements of earnings, changes in partners' equity and comprehensive income, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Real Estate Partners, L.P. and Subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

        Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The financial statement schedule listed in the index at Item 9.01 (99.4) is presented for purposes of additional analysis and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                      /s/ GRANT THORNTON LLP

New York, New York
June 2, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners
American Real Estate Partners, L.P.:

        We have audited the accompanying consolidated balance sheet of American Real Estate Partners, L.P. and subsidiaries as of December 31, 2003, and the related consolidated statements of earnings, changes in partners' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2003. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule III for the years ended December 31, 2003 and 2002. These consolidated financial statements and the financial statement schedule are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Real Estate Partners, L.P. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the infomation set forth therein.

/s/ KPMG LLP

New York, New York
September 5, 2004

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

	December 31,
	2004	2003
	(in $000's except per unit amounts)
ASSETS
Current Assets:
Cash and cash equivalents (Note 2)	$762,708	$487,498
Investment in U.S. government and agency obligations (Note 4)	96,840	52,583
Marketable equity and debt securities (Note 5)	2,248	55,826
Due from brokers (Note 6)	123,001	—
Restricted cash	19,856	15,058
Receivables and other current assets	51,575	43,420
Real estate leased to others:
Current portion of lease amortization for leases accounted for under the financing method (Note 8)	3,912	5,738
Properties held for sale (Notes 9 and 15)	58,021	128,813
Current portion of investment in debt securities of affiliates (Note 12)	10,429	—
Current portion of deferred tax asset (Note 23)	2,685	2,982

Total current assets	1,131,275	791,918
Investment in U.S. government and agency obligations (Note 4)	5,491	8,990
Other investments (Note 7)	245,948	50,328
Land and construction-in-progress (Note 15)	106,537	43,459
Real estate leased to others:
Accounted for under the financing method (Notes 8, 15 and 16)	85,281	131,618
Accounted for under the operating method, net of accumulated depreciation (Notes 9, 15 and 16)	49,118	76,443
Hotel, casino and resort operating properties, net of accumulated depreciation:
American Casino & Entertainment Properties LLC (Notes 10 and 17)	289,360	298,703
Hotel and resorts (Notes 9 and 11)	50,132	41,526
Deferred finance costs and other assets, net	21,038	3,833
Long-term portion of investment in debt securities of affiliates (Note 12)	115,075	24,696
Investment in NEG Holding LLC (Note 14)	87,800	69,346
Equity interest in GB Holdings, Inc. (The Sands Hotel and Casino)(Note 13)	10,603	30,854
Deferred tax asset (Note 23)	65,399	74,892

Total	$2,263,057	$1,646,606

LIABILITIES AND PARTNERS' EQUITY
Current Liabilities:
Current portion of mortgages payable (Notes 8, 9 and 16)	$3,700	$4,892
Mortgages on properties held for sale (Notes 9 and 16)	27,477	82,861
Accounts payable, accrued expenses and other current liabilities (Note 20)	81,793	45,774
Securities sold not yet purchased (Note 6)	90,674	—
Credit facility due affiliates (Notes 14 and 17)	—	25,000

Total current liabilities	203,644	158,527

Other liabilities	23,239	22,980
Long-term portion of mortgages payable (Notes 8, 9 and 16)	60,719	93,236
Senior secured notes payable (Note 18)	215,000	—
Senior unsecured notes payable-net of unamortized discount of $2,402 (Note 19)	350,598	—
Preferred limited partnership units:
$10 liquidation preference, 5% cumulative pay-in-kind; 10,400,000 authorized; 10,286,264 and 9,796,607 issued and outstanding as of December 31, 2004 and 2003 (Note 24)	106,731	101,649

Total long-term liabilities	756,287	217,865

Commitments and contingencies (Notes 3 and 24):
Partners' Equity:
Limited partners
Depositary units; 47,850,000 authorized; 47,235,484 outstanding	1,328,031	1,184,870
General partner	(12,984)	97,265
Treasury units at cost:
1,137,200 depositary units (Note 28)	(11,921)	(11,921)

Partners' equity (Notes 2 and 3)	1,303,126	1,270,214

Total	$2,263,057	$1,646,606

See notes to consolidated financial statements.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	Years Ended December 31,
	2004	2003	2002
	(in $000's except unit and per unit amounts)
Revenues:
Hotel and casino operating income (Note 10)	$299,981	$262,811	$250,023
Land, house and condominium sales	26,591	13,265	76,024
Interest income on financing leases	9,880	13,115	14,722
Interest income on U.S. Government and Agency obligations and other investments (Notes 2 and 7)	44,418	22,583	30,569
Rental income	7,916	7,092	6,852
Hotel and resort operating income (Note 11)	16,211	12,376	12,921
Accretion of investment in NEG Holding LLC (Note 14)	34,432	30,142	32,879
NEG management fee	11,563	7,967	7,637
Dividend and other income (Notes 5 and 7)	3,133	3,061	2,720
Equity in (loss) earnings of GB Holdings, Inc. (Note 13)	(2,113)	(3,466)	305

	452,012	368,946	434,652

Expenses:
Hotel and casino operating expenses (Note 10)	227,603	216,857	217,938
Cost of land, house and condominium sales	18,486	9,129	54,640
Hotel and resort operating expenses (Note 11)	12,730	8,773	10,536
Interest expense (Notes 15, 16, 17, 18, 19 and 22)	46,099	21,103	27,297
Depreciation and amortization	29,815	24,802	23,646
General and administrative expenses (Note 3)	20,952	14,081	14,134
Property expenses	4,340	4,472	3,862
Provision for losses on real estate	3,150	750	3,212

	363,175	299,967	355,265

Operating income	88,837	68,979	79,387
Other gains and (losses):
(Loss) on sale of other assets	—	(1,503)	(353)
Gain on sale of marketable equity and debt securities	40,159	2,607	—
Unrealized losses on securities sold short (Note 6)	(23,619)	—	—
Impairment loss on equity interest in GB Holdings, Inc. (Note 13)	(15,600)	—	—
Write-down of marketable equity and debt securities and other investments (Note 5)	—	(19,759)	(8,476)
Gain on sales and disposition of real estate (Note 15)	5,262	7,121	8,990
Loss on limited partnership interests	—	—	(3,750)
Minority interest in net earnings of Stratosphere Corporation (Note 10)	—	—	(1,943)

Income from continuing operations before income taxes	95,039	57,445	73,855
Income tax (expense) benefit (Note 23)	(16,763)	1,573	(10,096)

Income from continuing operations	78,276	59,018	63,759

Discontinued operations:
Income from discontinued operations	7,500	7,653	6,937
Gain on sales and disposition of real estate	75,197	3,353	—

Total income from discontinued operations	82,697	11,006	6,937

Net earnings	$160,973	$70,024	$70,696

Net earnings attributable to (Note 1):
Limited partners	$152,507	$59,360	$63,168
General partner	8,466	10,664	7,528

	$160,973	$70,024	$70,696

Net earnings per limited partnership unit (Notes 2 and 21):
Basic earnings:
Income from continuing operations	$1.55	$1.00	$1.12
Income from discontinued operations	1.76	0.24	0.15

Basic earnings per LP unit	$3.31	$1.24	$1.27

Weighted average limited partnership units outstanding	46,098,284	46,098,284	46,098,284

Diluted earnings:
Income from continuing operations	$1.48	$0.94	$1.00
Income from discontinued operations	1.57	0.19	0.12

Diluted earnings per LP unit	$3.05	$1.13	$1.12

Weighted average limited partnership units and equivalent partnership units outstanding	51,542,312	54,489,943	56,466,698

See notes to consolidated financial statements.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS'
EQUITY AND COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(in $000's)

		Limited Partners' Equity
	General Partner's Equity (Deficit)			Held in Treasury
		Depositary Units	Preferred Units			Total Partners' Equity
				Amounts	Units
Balance, December 31, 2001	$58,846	$996,701	$92,198	$(11,921)	1,137	1,135,824
Comprehensive income:
Net earnings	7,528	63,168	—	—	—	70,696
Reclassification of unrealized loss on sale of debt securities	211	10,384	—	—	—	10,595
Adjustment to reverse unrealized loss on investment securities reclassified to notes receivable	131	6,451	—	—	—	6,582
Net unrealized losses on securities available for sale	(5)	(237)	—	—	—	(242)

Comprehensive income	7,865	79,766	—	—	—	87,631
Net adjustment for acquisition of minority interest (Note 10)	21,151	—	—	—	—	21,151
Pay-in-kind distribution (Note 22)	—	(4,610)	4,610	—	—	—
Capital contribution to American Casino (Note 10)	831	—	—	—	—	831

Balance, December 31, 2002	88,693	1,071,857	96,808	(11,921)	1,137	1,245,437
Comprehensive income:
Net earnings	10,664	59,360	—	—	—	70,024
Reclassification of unrealized loss on sale of debt securities	15	746	—	—	—	761
Net unrealized gains on securities available for sale	183	8,991	—	—	—	9,174
Sale of marketable equity securities available for sale	(6)	(274)	—	—	—	(280)

Comprehensive income	10,856	68,823	—	—	—	79,679
Pay-in-kind distribution (Note 22)	—	(2,391)	2,391	—	—	—
Change in deferred tax asset valuation allowance related to book-tax differences existing at time of bankruptcy (Note 23)	524	46,581	—	—	—	47,105
Capital distribution (Note 10)	(2,808)	—	—	—	—	(2,808)
Reclassification of Preferred LP units to liabilities (Note 22)	—	—	(99,199)	—	—	(99,199)

Balance, December 31, 2003	97,265	1,184,870	—	(11,921)	1,137	1,270,214
Comprehensive income:
Net earnings	8,466	152,507	—	—	—	160,973
Reclassification of unrealized gains on marketable securities sold	(190)	(9,378)	—	—	—	(9,568)
Net unrealized gains on securities available for sale	1	32	—	—	—	33

Comprehensive income	8,277	143,161	—	—	—	151,438
Capital distribution from American Casino (Note 10)	(17,916)	—	—	—	—	(17,916)
Capital contribution to American Casino (Note 10)	22,800	—	—	—	—	22,800
Arizona Charlie's acquisition (Note 10)	(125,900)	—	—	—	—	(125,900)
Change in deferred tax asset related to acquisition of Arizona Charlie's	2,490	—	—	—	—	2,490

Balance, December 31, 2004	$(12,984)	$1,328,031	$—	$(11,921)	1,137	$1,303,126

        Accumulated other comprehensive income (loss) at December 31, 2004, 2003 and 2002 was $(122), $9,413 and ($242), respectively.

See notes to consolidated financial statements.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	Years Ended December 31,
	2004	2003	2002
	(in $000's)
Cash flows from operating activities:
Income from continuing operations	$78,276	$59,018	$63,759
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	29,815	24,802	23,646
Preferred LP interest expense	5,082	2,450	—
Gain on sale of marketable equity securities	(40,159)	(2,607)	—
Unrealized losses on securities sold short	23,619	—	—
Impairment loss on equity interest in GB Holdings, Inc.	15,600	—	—
Gain on sales and disposition of real estate	(5,262)	(7,121)	(8,990)
Loss on limited partnership interests	—	—	3,750
Loss on sale of assets	96	1,503	353
Provision for loss on real estate	3,150	750	3,212
Write-down of marketable equity and debt securities and other investments	—	19,759	8,476
Minority interest in net earnings of Stratosphere Corporation	—	—	1,943
Equity in losses (earnings) of GB Holdings, Inc.	2,113	3,466	(305)
Deferred gain amortization	(2,038)	(2,038)	(2,038)
Accretion of investment in NEG Holding LLC	(34,432)	(30,142)	(32,879)
Deferred income tax expense (benefit)	13,946	(5,875)	9,785
Changes in operating assets and liabilities:
(Increase) decrease in receivables and other assets	(10,234)	(299)	2,944
Increase in due from brokers	(123,001)	—	—
Increase (decrease) in land and construction-in-progress	(1,626)	(4,106)	24,215
Increase in restricted cash	(4,798)	(13,095)	—
Increase (decrease) in accounts payable, accrued expenses and other liabilities	92,476	(37,328)	271

Net cash provided by continuing operations	42,623	9,137	98,142

Total income from discontinued operations	82,697	11,006	6,937
Depreciation and amortization	1,244	5,129	4,464
Net gain from property transactions	(75,197)	(3,353)	—

Net cash provided by discontinued operations	8,744	12,782	11,401

Net cash provided by operating activities	51,367	21,919	109,543

Cash flows from investing activities:
Increase (decrease) in other investments	2,942	(28,491)	(23,200)
Repayments of mezzanine loans included in other investments	49,130	12,200	23,000
Net proceeds from the sales and disposition of real estate	16,790	15,290	20,513
Principal payments received on leases accounted for under the financing method	4,219	5,310	5,941
Purchase of debt securities included in other investments	(245,166)	—	—
Purchase of debt securities of affiliates	(65,500)	—	—
Purchase of Atlantic Holdings debt included in debt securities due from affiliates	(36,000)	—	—
Acquisition of Arizona Charlies'	(125,900)	—	—
Additions to hotel, casino and resort operating property	(16,203)	(32,911)	(21,715)
Acquisition of hotel and resort operating property	(16,463)	—	—
Acquisitions of rental real estate	(14,583)	—	(18,226)
Acquisition of land and construction in progress	(61,845)	—	—
Additions to rental real estate	(18)	(413)	(181)
(Increase) decrease in investment in U.S. Government and Agency Obligations (Note 2)	(40,757)	274,478	(22,410)
Increase in marketable equity and debt securities	—	(45,140)	(4,415)
Proceeds from sale of marketable equity and debt securities	90,614	3,843	—
Decrease in note receivable from affiliate	—	250,000	—
Decrease in minority interest in Stratosphere Corp	—	—	(44,744)
Decrease in investment in Stratosphere Corp	—	788	—
Investment in NEG, Inc	—	(148,101)	—
Guaranteed payment from NEG Holding LLC	15,979	18,229	21,653
Priority distribution from NEG Holding LLC	—	40,506	—
Decrease in due to affiliate	—	—	(68,491)
Other	(194)	560	197

Net cash (used in) provided by investing activities from continuing operations	(442,955)	366,148	(132,078)

(continued on next page)

	Years Ended December 31,
	2004	2003	2002
	(in $000's)
Cash flows from investing activities from discontinued operations:
Net proceeds from the sales and disposition of real estate	134,789	5,336	—

Net cash (used in) provided by investing activities	(308,166)	371,484	(132,078)

Cash flows from financing activities:
Partners' Equity:
Distributions to members	(17,916)	—	—
Member's contribution	22,800	—	—
Contributions to American Casino	—	—	598
Debt:
Repayment of credit facilities	—	(2,904)	(5,000)
Proceeds from credit facility	—	7,780	17,220
Proceeds from Senior Notes Payable	565,409	—	—
Decrease in due to affiliates	(24,925)	—	—
Proceeds from mortgages payable	10,000	20,000	12,700
Payments on mortgages payable	—	(3,837)	(462)
Periodic principal payments	(5,248)	(6,484)	(7,198)
Debt issuance costs	(18,111)	—	—
Other	—	—	242

Net cash provided by financing activities	532,009	14,555	18,100

Net increase (decrease) in cash and cash equivalents	275,210	407,958	(4,435)
Cash and cash equivalents, beginning of year	487,498	79,540	83,975

Cash and cash equivalents at end of year	$762,708	$487,498	$79,540

Supplemental information:
Cash payments for interest, net of amounts capitalized	$44,258	$65,110	$37,176

Supplemental schedule of noncash investing and financing activities:
Reclassification of real estate to operating lease	$—	$5,065	$13,403
Reclassification from hotel and resort operating properties	(6,428)	—	—
Reclassification of real estate from financing lease	(1,920)	(5,065)	(13,503)
Reclassification of real estate from operating lease	(38,452)	(126,263)	—
Reclassification of real estate to property held for sale	46,800	126,263	100
Decrease in other investments	—	(3,453)	—
Decrease in deferred income	—	2,565	—
Increase in real estate accounted for under the operating method	—	888	—
Reclassification from marketable equity and debt securities	—	—	(20,494)
Reclassification from receivable and other assets	—	(1,631)
Reclassification to other investments	—	1,631	20,494

	$—	$—	$—

Net unrealized gains (losses) on securities available for sale	$33	$9,174	$(242)

Increase in equity and debt securities	$1,740	$1,200	$2,890

Contribution of note from NEG Holding LLC	$—	$10,940	$—

Change in tax asset related to acquisition	$2,490	$—	$—

See notes to consolidated financial statements.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004, 2003 and 2002

1.    Description of Business and Basis of Presentation

        American Real Estate Partners, L.P. and its subsidiaries (the "Company" or "AREP") are engaged in the following operating businesses: (1) rental real estate; (2) hotel, casino and resort operations; (3) land, house and condominium development; (4) participation and management of oil and gas operating properties; and (5) investment in securities, including investment in other entities and marketable equity and debt securities.

        As a result of the Company's expansion into non-real estate businesses, the Company has changed the presentation of its 2004 Consolidated Balance Sheet to a classified basis. The 2003 Consolidated Balance Sheet has been reclassified to conform to the 2004 presentation.

        On July 1, 1987, American Real Estate Holdings Limited Partnership (the "Subsidiary" or "AREH"), in connection with an exchange offer (the "Exchange"), entered into merger agreements with American Real Estate Partners, L.P. and each of thirteen separate limited partnerships (collectively, the "Predecessor Partnerships"), pursuant to which the Subsidiary acquired all the assets, subject to the liabilities of the Predecessor Partnerships.

        By virtue of the Exchange, the Subsidiary owns the assets, subject to the liabilities, of the Predecessor Partnerships. The Company owns a 99% limited partner interest in AREH. AREH, the operating partnership, was formed to hold the investments of and conduct the business operations of the Company. Substantially all of the assets and liabilities of the Company are owned by AREH and substantially all operations are conducted through AREH. American Property Investors, Inc. (the "General Partner") owns a 1% general partner interest in both the Subsidiary and the Company, representing an aggregate 1.99% general partner interest in the Company and the Subsidiary. The General Partner is owned and controlled by Mr. Carl C. Icahn ("Icahn" or "Mr. Icahn").

        On August 16, 1996, the Company amended its Partnership Agreement to permit non-real estate related acquisitions and investments to enhance unitholder value and further diversify its assets. Under the Amendment, investments may include equity and debt securities of domestic and foreign issuers. The portion of the Company's assets invested in any one type of security or any single issuer are not limited.

        The Company will conduct its activities in such a manner so as not to be deemed an investment company under the Investment Company Act of 1940 (the "1940 Act"). Generally, this means that no more than 40% of the Company's total assets will be invested in investment securities, as such term is defined in the 1940 Act. In addition, the Company does not intend to invest in securities as its primary business and will structure its investments to continue to be taxed as a partnership rather than as a corporation under the applicable publicly traded partnership rules of the Internal Revenue Code.

        As of December 31, 2004, affiliates of the General Partner owned 8,900,995 Preferred Units, or 86.5%, and 39,896,836 Depositary Units or 86.5%.

2.    Summary of Significant Accounting Policies

        Principles of Consolidations—The consolidated financial statements include the accounts of AREP and its majority-owned subsidiaries in which control can be exercised. The Company is considered to have control if it has a direct or indirect ability to make decisions about an entity's activities through voting or similar rights. The Company uses the guidance set forth in AICPA Statement of Position No. 78-9, Accounting for Investments in Real Estate Ventures, with respect to its investments in partnerships and limited liability companies. In addition, the Company uses the guidance of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, or FIN 46R, whereby an interest in a variable interest entity where the Company is deemed to be the primary beneficiary would be consolidated. The Company is not deemed to be the primary beneficiary, as defined, with respect to National Energy Group, Inc.'s ("NEG") investment in NEG Holding, LLC ("Holding LLC"). The Company accounts for its residual equity investment in Holding LLC in accordance with APB 18 (See Note 14). All material intercompany balances and transactions are eliminated.

        Investments in affiliated companies determined to be voting interest entities in which AREP owns between 20% and 50%, and therefore exercises significant influence, but which it does not control, are accounted for using the equity method. The Company accounts for its 36% interest in GB Holdings on the equity basis.

        In accordance with generally accepted accounting principles, assets transferred between entities under common control are accounted for at historical costs similar to a pooling of interests, and the financial statements of previously separate companies for periods prior to the acquisition are restated on a combined basis.

        Net Earnings Per Limited Partnership Unit—Basic earnings per LP Unit are based on net earnings as adjusted prior to the July 1, 2003, preferred pay-in-kind distribution to Preferred Unitholders. The resulting net earnings available for limited partners are divided by the weighted average number of depositary limited partnership units outstanding.

        Diluted earnings per LP Unit uses net earnings attributable to limited partner interests, as adjusted after July 1, 2003 for the preferred pay-in-kind distributions as the numerator with the denominator based on the weighted average number of units and equivalent units outstanding. The Preferred Units are considered to be equivalent units. The number of limited partnership units used in the calculation of diluted income per limited partnership unit increased as follows: 5,444,028, 8,391,659, and 10,368,414 limited partnership units for the years ended December 31, 2004, 2003 and 2002, respectively, to reflect the effects of the dilutive preferred units.

        For accounting purposes, NEG's earnings prior to the NEG acquisition in October 2003 and Arizona Charlie's earnings prior to its acquisition in May 2004 have been allocated to the General Partner and therefore excluded from the computation of basic and diluted earnings per limited partnership unit.

        Cash and Cash Equivalents—The Company considers short-term investments, which are highly liquid with original maturities of three months or less at date of purchase, to be cash equivalents. Included in cash and cash equivalents at December 31, 2004 and 2003 are investments in government-backed securities of approximately $658,534,000 and $378,000,000, respectively.

        Restricted Cash—Restricted Cash consists of funds held by third parties in connection with tax free property exchanges pursuant to Internal Revenue Code Section 1031.

        Marketable Equity and Debt Securities, Investment in U.S. Government and Agency Obligations and Other Investments—Investments in equity and debt securities are classified as either trading, held-to-maturity or available for sale for accounting purposes. Trading securities are valued at quoted market value at each balance sheet date with the unrealized gains or losses reflected in the Consolidated Statements of Earnings. Investments in U.S. Government and Agency Obligations are classified as available for sale. Available for sale securities are carried at fair value on the balance sheet of the Company. Unrealized holding gains and losses are excluded from earnings and reported as a separate component of Partners' Equity and when sold are reclassified out of Partners' Equity based on specific identification. Held-to-maturity securities are recorded at amortized cost.

        A decline in the market value of any held-to-maturity or available for sale security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Dividend income is recorded when declared and interest income is recognized when earned.

  Other investments.

        a.     The Company accounts for secured bank debt acquired at a discount for which the Company believes it is not probable that the undiscounted future cash collection will be sufficient to recover the face amount of the loan and constructive interest utilizing the cost recovery method in accordance with Practice Bulletin 6, "Amortization of Discounts on Certain Acquired Loans." For secured bank debt acquired at a discount where recovery is probable, the Company amortizes the discount on the loan over the period in which the payments are probable of collection, only if the amounts are reasonably estimable and the ultimate collectibility of the acquisition amount of the loan and the discount is probable. The Company evaluates collectibility for every loan at each balance sheet date.

        SOP 03-03, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer," which is effective for fiscal years beginning after December 15, 2004, limits the yield that may be accreted to the excess of the Company's estimate of undiscounted cash flows expected to be collected over the Company's initial investment in a loan. The Company does not expect that the adoption of this SOP will have a significant impact on its financial statements.

        b.     The Company has generally not recognized any profit in connection with the property sales in which certain purchase money mortgages receivable were taken back. Such profits are being deferred and will be recognized when the principal balances on the purchase money mortgages are received.

        c.     The Company has provided development financing for certain real estate projects. The security for these loans is either a second mortgage or a pledge of the developers' ownership interest in the properties. Such loans are subordinate to construction financing and are generally referred to as mezzanine loans. Generally, interest is not paid periodically but is due at maturity or earlier from unit sales or refinancing proceeds. The Company defers recognition of interest income on mezzanine loans pending receipt of all principal payments.

        Income Taxes—No provision has been made for federal, state or local income taxes on the results of operations generated by partnership activities, as such taxes are the responsibility of the partners. American Entertainment Properties Corp., the parent of American Casino & Entertainment Properties LLC ("American Casino"), and NEG, the Company's corporate subsidiaries, account for their income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Leases—The Company leases to others substantially all its real property under long-term net leases and accounts for these leases in accordance with the provisions of Financial Accounting Standards Board Statement No. 13, "Accounting for Leases," as amended. This Statement sets forth specific criteria for determining whether a lease is to be accounted for as a financing lease or an operating lease.

        a.    Financing Method—Under this method, minimum lease payments to be received plus the estimated value of the property at the end of the lease are considered the gross investment in the lease. Unearned income, representing the difference between gross investment and actual cost of the leased property, is amortized to income over the lease term so as to produce a constant periodic rate of return on the net investment in the lease.

        b.    Operating Method—Under this method, revenue is recognized as rentals become due and expenses (including depreciation) are charged to operations as incurred.

        Properties—Properties held for investment, other than those accounted for under the financing method, are carried at cost less accumulated depreciation unless declines in the values of the properties are considered other than temporary, at which time the property is written down to net realizable value. A property is classified as held for sale at the time management determines that the criteria in SFAS 144 have been met. Properties held for sale are carried at the lower of cost or net realizable value. Such properties are no longer depreciated and their operations are included in discontinued operations. As a result of the reclassification of certain real estate to properties held for sale during the years ended December 31, 2004 and 2003, income and expenses of such properties are reclassified to discontinued operations for all prior periods.

        Depreciation—Depreciation is principally computed using the straight-line method over the estimated useful life of the particular property or property components, which range from 3 to 45 years.

        Use of Estimates—Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates. The more significant estimates include the valuation of (1) long-lived assets; (2) mortgages and notes receivable; (3) marketable equity and debt securities and other investments; (4) costs to complete for land, house and condominium developments; (5) gaming-related liability and loyalty programs; and (6) deferred tax assets.

  Revenue and Expense Recognition—

        1.     Revenue from real estate sales and related costs are recognized at the time of closing primarily by specific identification. The Company follows the guidelines for profit recognition set forth by Financial Accounting Standards Board (FASB) Statement No. 66, "Accounting for Sales of Real Estate."

        2.     Casino revenues and promotional allowances—The Company recognizes revenues in accordance with industry practice. Casino revenue is the net win from gaming activities (the difference between gaming wins and losses). Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Revenues include the retail value of rooms, food and beverage and other items that are provided to customers on a complimentary basis. A corresponding amount is deducted as promotional allowances. Hotel and restaurant revenue is recognized when services are performed. The cost of such complimentaries is included in "Hotel and casino operating expenses."

        The Company also rewards customers, through the use of loyalty programs with points based on amounts wagered, that can be redeemed for a specified period of time for cash. The Company deducts the cash incentive amounts from casino revenue.

        3.     Sales, advertising and promotion—These costs are expensed as incurred and were approximately $28.8 million, $22.9 million and $18.1 million in the years ended December 31, 2004, 2003 and 2002, respectively.

        Land and Construction-in-Progress—These costs are stated at the lower of cost or net realizable value. Interest is capitalized on expenditures for long-term projects until a salable condition is reached. The capitalization rate is based on the interest rate on specific borrowings to fund the projects.

        Investment in NEG Holding LLC—Due to the substantial uncertainty that the Company will receive any distribution above the priority and guaranteed payment amounts, the Company accounts for its investment in Holding LLC as a preferred investment whereby guaranteed payment amounts received and receipts of the priority distribution amount are recorded as reductions in the investment and income is recognized from accretion of the investment up to the priority distribution amount, including the guaranteed payments (based on the interest method). See Note 14. Following receipt of the guaranteed payments and priority distributions, the residual interest in the investment will be valued at zero.

        The Company periodically evaluates the carrying amount of its investment in Holding LLC to determine whether current events or circumstances warrant adjustments to the carrying value and/or revisions to accretion of income. The Company currently believes that no such impairment has occurred and that no revision to the accretion of income is warranted.

        Accounting for Impairment of a Loan—If it is probable that, based upon current information, the Company will be unable to collect all amounts due according to the contractual terms of a loan agreement, the Company considers the asset to be "impaired." Reserves are established against impaired loans in amounts equal to the difference between the recorded investment in the asset and either the present value of the cash flows expected to be received, or the fair value of the underlying collateral if foreclosure is deemed probable or if the loan is considered collateral dependent.

        Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of—Long-lived assets held and used by the Company and long-lived assets to be disposed of, are reviewed for impairment whenever events or changes in circumstances, such as vacancies and rejected leases, indicate that the carrying amount of an asset may not be recoverable.

        In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset an impairment loss is recognized. Measurement of an impairment loss for long-lived assets that the Company expects to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

3.    Related Party Transactions

        a.     On May 26, 2004, American Casino acquired two Las Vegas casino/hotels, Arizona Charlie's Decatur and Arizona Charlie's Boulder from Mr. Icahn and an entity affiliated with Mr. Icahn, for aggregate consideration of $125.9 million. Mr. Icahn is Chairman of the Board of American Property Investors, Inc. The terms of the transactions were approved by the Audit Committee of the Board of Directors of the General Partner ("Audit Committee") which was advised by its independent financial advisor and by counsel. (See Note 9).

        b.     At December 31, 2002, the Company had a $250 million note receivable from Mr. Icahn, Chairman of the General Partner, which was repaid in October 2003. Interest income of approximately $7.9 million and $9.9 million was earned on this loan in the years ended December 31, 2003 and 2002, respectively, and is included in "Interest income on U.S. Government and Agency obligations and other investments" in the Consolidated Statements of Earnings.

        c.     In 1997, the Company entered into a license agreement for a portion of office space from an affiliate. The license agreement dated as of February 1, 1997 expired May 22, 2004 and has been extended on a month to month basis. Pursuant to the license agreement, the Company has the non-exclusive use of approximately 2,275 square feet of office space and common space for which it paid $11,185 plus 10.77% of "additional rent". In the years ended December 31, 2004, 2003 and 2002, the Company paid such affiliate approximately $162,000, $159,000 and $153,000 respectively, in connection with this licensing agreement. The terms of such sublease were reviewed and approved by the Audit Committee. If the Company must vacate the space, it believes there will be adequate alternative space available.

        d.     American Casino billed the Sands Hotel and Casino (the "Sands") approximately $387,500, $191,000 and $27,900, respectively, for administrative services performed by Stratosphere personnel during the years ended December 31, 2004, 2003 and 2002.

        e.     NEG received management fees from affiliates of approximately $11.6 million, $8.0 million and $7.6 million in the years ended December 31, 2004, 2003 and 2002, respectively.

        f.      For the years ended December 31, 2004, 2003 and 2002, the Company paid approximately $325,000, $273,000 and $160,900, respectively, to an affiliate of the General Partner for telecommunication services, XO Communications, Inc.

        g.     See Note 12b. and c. regarding the purchase of TransTexas and Panaco debt, respectively, from Icahn affiliates.

        h.     See Note 12a. regarding the purchase of Atlantic Holdings Notes from Icahn affiliates.

        i.      See Note 17 regarding additional related party obligations.

        j.      See Note 29 regarding subsequent events.

4.    Investment in U.S. Government and Agency Obligations

        The Company has investments in U.S. Government and Agency Obligations whose maturities range from January 2005 to December 2008 as follows (in $millions):

	December 31,
	2004		2003
	Cost Basis	Carrying Value	Cost Basis	Carrying Value
Available for Sale:
Matures in:
less than 1 year.	$96.8	$96.8	$52.8	$52.6
2-5 years	5.6	5.5	9.0	9.0

	$102.4	$102.3	$61.8	$61.6

5.    Marketable Equity and Debt Securities (in $millions)

	December 31,
	2004		2003
	Cost Basis	Carrying Value	Cost Basis	Carrying Value
Available for Sale:
Philip Service Corporation (a):
Equity	$—	$—	$—	$—
Corporate bonds (b)	—	—	45.1	51.6
Other	2.2	2.2	1.3	4.2

Total	$2.2	$2.2	$46.4	$55.8

        a.     At December 31, 2002, the Company owned the following approximate interests in Philip Service Corporation ("Philip"): (1) 1.8 million common shares, (2) $14.2 million in secured term debt, and (3) $10.9 million in accreted secured convertible payment-in-kind debt. The Company had an approximate 7% equity interest in Philip and an Icahn affiliate had an approximate 38% equity interest. Icahn affiliates also owned term and payment-in-kind debt.

        The market value of Philip's common stock declined steadily since it was acquired by the Company. In 2002, based on a review of Philip's financial statements, management of the Company deemed the decrease in value to be other than temporary. As a result, the Company wrote down its investment in Philip's common stock by charges to earnings of $8,476,000 and charges to other comprehensive income ("OCI") of $761,000 in the year ended December 31, 2002. This investment had been previously written down by approximately $6.8 million in charges to earnings. The Company's adjusted carrying value of Philip's common stock was approximately $200,000 at December 31, 2002.

        In June 2003, Philip announced that it and most of its wholly owned U.S. subsidiaries filed voluntary petitions under Chapter 11 of the Federal Bankruptcy Code.

        In the year ended December 31, 2003, management of the Company determined that it was appropriate to write-off the balance of its investment in the Philip's common stock by a charge to earnings of approximately $961,000; of this amount $761,000 was previously charged to other comprehensive income in 2002, which was reversed in 2003, and included in the $961,000 charge to earnings.

        Approximately $6.6 million of charges to OCI were reversed and the investments were reclassified at their original cost to "Other investments" at December 31, 2002. These adjustments had no effect on the Company's reported earnings for the year ended December 31, 2002.

        In 2003, the cost basis of the debt was approximately $22.1 million. As previously mentioned, Philip filed for bankruptcy protection in June 2003. Management of the Company reviewed Philip's financial statements, bankruptcy documents and the prices of recent purchases and sales of the debt and determined this investment to be impaired. Based upon this review, management concluded the fair value of the debt to be approximately $3.3 million; therefore, the Company recorded a write-down of approximately $18.8 million by a charge to earnings which was included in "Write-down of marketable equity and debt securities and other investments" in the Consolidated Statements of Earnings in the year ended December 31, 2003. In December 2003, the Company sold two-thirds of its term and paid-in-kind ("PIK") debt with a basis of $2.2 million for $2.6 million, generating a gain of $0.4 million.

        Philip emerged from bankruptcy on December 31, 2003 as a private company controlled by an Icahn affiliate. The Company's remaining interest in the debt was delivered and exchanged for approximately 443,000 common shares representing a 4.4% equity interest in the new Philip, valued at the carrying value of the debt at December 31, 2004 of $0.7 million.

        b.     In December 2003, the Company acquired approximately $86.9 million principal amount of corporate bonds for approximately $45.1 million. These bonds were classified as available for sale securities. Available for sale securities are carried at fair value on the balance sheet. Unrealized holding gains and losses are excluded from earnings and reported as a separate component of Partners' Equity. At December 31, 2003, the carrying value of the bonds was approximately $51.6 million and accumulated other comprehensive income ("OCI") was approximately $6.5 million. This OCI was reversed in the year ended December 31, 2004 upon the sale of corporate bonds. In the year ended December 31, 2004, the Company sold the debt securities for approximately $82.3 million, recognizing a gain of $37.2 million.

6.    Due from Brokers

        In November and December 2004, the Company sold short certain equity securities which resulted in the following (in $000's):

        a.    $123,001—Due From Brokers—Net proceeds from short sales of equity securities and cash collateral held by brokerage institutions against our short sales.

        b.    $90,674—Securities Sold Not Yet Purchased—Our obligation to cover the short sales of equity securities described above. The Company recorded unrealized losses on securities sold short of $23.6 million in the year ended December 31, 2004 reflecting an increase in price in the securities sold short. This amount has been recorded in the consolidated statements of earnings for the year then ended in the respective caption. At March 1, 2005, the $23.6 million of unrealized losses on such securities has been reversed and a net gain of approximately $3.0 million recorded.

7.    Other Investments (in $000's)

	Balance at December 31,
	2004	2003
Peninsula/Hampton & Alex Hotel (a) and (b)	$—	$42,030
WestPoint Stevens (c)	205,850	—
Union Power Partners L.P. and Panda Gila River L.P. (d)	39,316	—
Other	782	8,298

	$245,948	$50,328

        a.     On November 30, 2000, the Company entered into a mezzanine loan agreement to fund $23 million in two tranches to an unaffiliated borrower. The funds were to be used for certain initial development costs associated with a 65 unit condominium property located at 931 1st Avenue in New

York City. The first tranche of $10 million was funded on November 30, 2000 and provided for interest accruing at a rate of 25% per annum, with principal and interest due at maturity, May 29, 2003. Also, in November 2000, approximately $3.7 million of the second tranche of the loan was funded. The balance of approximately $9.3 million was funded in installments during 2001. The second tranche provided for interest accruing at a rate of 21.5% per annum, with principal and interest due at maturity, November 29, 2002. The loans were payable at any time from the proceeds of unit sales, after satisfaction of senior debt of approximately $45 million. The loans were secured by the pledge of membership interests in the entity that owns the real estate. In May 2002, the Company received approximately $31.3 million for prepayment of the mezzanine loans. The balance of the prepayment of $8.3 million represented accrued interest ($7.9 million) and exit fees ($0.4 million), which amounts were recognized as "Interest income on U.S. Government and Agency obligations and other investments" and "Dividend and other income" respectively, in the Consolidated Statements of Earnings for the year ended December 31, 2002.

        b.     At December 31, 2002, the Company had funded two mezzanine loans for approximately $23.2 million and had commitments to fund, under certain conditions, additional advances of approximately $5 million. Both loans had an interest rate of 22% per annum compounded monthly. The Peninsula loan, for a Florida condominium development, which had a term of 24 months from the date of funding, February 2002, was repaid in full in 2003. Approximately $6.8 million of interest income was recorded and is included in "Interest income on U.S. Government and Agency obligations and other investments" in the Consolidated Statements of Earnings for the year ended December 31, 2003. The Alex Hotel loan, for a New York City hotel with approximately 200 rooms, had a term of 36 months from the closing date, April 2002. At December 31, 2003, accrued interest of approximately $4.4 million had been deferred for financial statement purposes pending receipt of principal and interest payments in connection with this loan. Origination fees of $3.0 million have been received in connection with one of the mezzanine loans and approximately $1.5 million and $1.1 million has been recognized in "Dividend and other income" in the Consolidated Statements of Earnings in the years ended December 31, 2003 and 2002 respectively. In February 2003, the Company funded the Hampton mezzanine loan for approximately $30 million on a Florida condominium development. The loan was due in 18 months with one six month extension and had an interest rate of 22% per annum compounded monthly. At December 31, 2003, accrued interest of approximately $6.7 million had been deferred for financial statement purposes pending receipt of principal and interest payments in connection with this loan. On April 30, 2004, the Company received approximately $16.7 million for the prepayment of the Alex Hotel loan. The principal amount of the loan was $11 million. The prepayment included approximately $5.7 million of accrued interest, which was recognized as interest income in the year ended December 31, 2004.

        c.     In 2004, the Company purchased approximately $278.1 million principal amount of secured bank debt of WestPoint Stevens, a company currently operating as a debtor in possession under Chapter 11 of the U.S. Bankruptcy Code, for a purchase price of approximately $205.8 million. Approximately $193.6 million principal amount is secured by a first priority lien of certain assets of WestPoint and approximately $84.5 million principal amount is secured by a second priority lien. Interest income totaled approximately $7.2 million in the year ended December 31, 2004 and is included in "Interest income on U.S. Government and Agency obligations and other investments" in the Consolidated Statements of Earnings for the year then ended. Based on the latest available information, the Company has not accreted this debt and does not believe that an other than temporary impairment has been identified.

        d.     In 2004, the Company purchased approximately $71.8 million of secured bank debt of Union Power Partners L.P. and Panda Gila River L.P. for a purchase price of approximately $39.3 million. No interest is currently being received on this debt. Based on the latest available information, the Company has not accreted this debt and does not believe that an other than temporary impairment has been identified.

8.    Real Estate Leased to Others Accounted for Under the Financing Method

        Real estate leased to others accounted for under the financing method is summarized as follows (in $000's):

	December 31,
	2004	2003
Minimum lease payments receivable	$97,725	$161,785
Unguaranteed residual value	48,980	74,651

	146,705	236,436
Less unearned income	57,512	99,080

	89,193	137,356
Less current portion of lease amortization	3,912	5,738

	$85,281	$131,618

        The following is a summary of the anticipated future receipts of the minimum lease payments receivable at December 31, 2004 (in $000's):

Year Ending December 31,	Amount
2005	$11,941
2006	11,746
2007	10,832
2008	9,476
2009	9,255
Thereafter	44,475

$97,725

        At December 31, 2004, approximately $73,144,000 and $107,543,000, respectively, of the net investment in financing leases was pledged to collateralize the payment of nonrecourse mortgages payable.

9.    Real Estate Leased to Others Accounted for Under the Operating Method

        a.     Real estate leased to others accounted for under the operating method is summarized as follows (in $000's):

	December 31,
	2004	2003
Land	$13,666	$24,040
Commercial Buildings	45,972	83,252

	59,638	107,292
Less accumulated depreciation	10,520	30,849

	$49,118	$76,443

        The following is a summary of the anticipated future receipts of minimum lease payments under non-cancelable leases at December 31, 2004 (in $000's):

Year Ending December 31,	Amount
2005	$7,186
2006	6,232
2007	5,649
2008	5,383
2009	5,001
Thereafter	19,753

$49,204

        At December 31, 2004 and 2003, approximately $14,166,000 and $15,630,000, respectively, of net real estate leased to others was pledged to collateralize the payment of non-recourse mortgages payable.

        b.     Property held for sale (in $000's):

	December 31,
	2004	2003
Leased to others	$74,444	$146,416
Vacant	450	2,550

	74,894	148,966
Less accumulated depreciation	16,873	20,153

	$58,021	$128,813

        At December 31, 2004 and 2003, approximately $34,881,000 and $105,984,000, respectively, of real estate held for sale was pledged to collateralize the payment of non-recourse mortgages payable.

        The following is a summary of income from discontinued operations including the hotel and resort properties described in Note 11 (in $000's):

	December 31,
	2004	2003	2002
Rental income	$18,621	$23,093	$21,073
Hotel and resort operating income	905	6,128	5,676

	19,526	29,221	26,749

Mortgage interest expense	3,858	7,208	6,737
Depreciation and amortization	1,244	5,129	4,464
Property expenses	3,123	3,550	3,409
Hotel and resort operating expenses	3,801	5,681	5,202

	12,026	21,568	19,812

Income from discontinued operations	$7,500	$7,653	$6,937

10.    Hotel and Casino Operating Properties

        In September 2000, Stratosphere's Board of Directors approved a going private transaction proposed by the Company and an affiliate of Icahn. On February 1, 2001 the Company entered into a merger agreement with Stratosphere under which the Company would acquire the remaining shares of

Stratosphere that it did not currently own. The Company owned approximately 51% of Stratosphere and Mr. Icahn owned approximately 38.6%. The Company, subject to certain conditions, agreed to pay approximately $44.3 million for the outstanding shares of Stratosphere not currently owned by it. Stratosphere stockholders not affiliated with Icahn would receive a cash price of $45.32 per share and Icahn related stockholders would receive a cash price of $44.33 per share. This transaction was completed in December 2002 after shareholders' approval.

        The acquisition by the Company of the minority shares not owned by an Icahn affiliate has been accounted for as a purchase in accordance with Financial Accounting Standards Board ("FASB") Statement No. 141, "Business Combinations." The acquisition by the Company of the common stock held by an Icahn affiliate has been recorded at historical cost. The excess of the affiliate's historical cost over the amount of the cash disbursed, which amounted to $21,151,000, has been accounted for as an addition to the General Partner's equity.

        On January 5, 2004, American Casino, an indirect wholly-owned subsidiary of the Company, entered into an agreement to acquire two Las Vegas casino/hotels, Arizona Charlie's Decatur and Arizona Charlie's Boulder, from Carl C. Icahn and an entity affiliated with Mr. Icahn, for an aggregate consideration of $125.9 million. Upon obtaining all approvals necessary under gaming laws, the acquisition was completed on May 26, 2004. The terms of the transactions were approved by the Audit Committee, which was advised by its independent financial advisor and by counsel. As previously contemplated, upon closing, the Company transferred 100% of the common stock of Stratosphere to American Casino. As a result, following the acquisition and contributions, American Casino owns and operates three gaming and entertainment properties in the Las Vegas metropolitan area. The Company consolidates American Casino and its subsidiaries in the Company's financial statements. In accordance with generally accepted accounting principles, assets transferred between entities under common control are accounted for at historical costs similar to a pooling of interests, and the financial statements of previously separate companies for periods prior to the acquisition are restated on a combined basis. The Company's December 31, 2003 and 2002 consolidated financial statements have been restated to reflect the acquisition of Arizona Charlie's Decatur and Arizona Charlie's Boulder.

        Earnings, capital contributions and distributions of the two Arizona Charlie's entities prior to the acquisition have been allocated to the General Partner. In accordance with the purchase agreement, prior to the acquisition, capital contributions of $22.8 million were received from and capital distributions of $17.9 million were paid to affiliates of Mr. Icahn. The assets acquired and liabilities assumed in this acquisition have been accounted for at historical cost. A reduction of $125.9 million, reflecting the purchase price, has been made to the General Partner's equity in May 2004.

        Also in January 2004, American Casino closed on its offering of senior secured notes due 2012. The Notes, in the aggregate principal amount of $215 million, bear interest at the rate of 7.85% per annum. The proceeds were held in escrow pending receipt of all approvals necessary under gaming laws and certain other conditions in connection with the acquisition of Arizona Charlie's Decatur and Arizona Charlie's Boulder. Upon satisfaction of all closing conditions on May 26, 2004, the proceeds of the offering were released from escrow. American Casino used the proceeds of the offering for the acquisition, to repay intercompany indebtedness and for distributions to the Company.

        American Casino's operations for the years ended December 31, 2004, 2003 and 2002 have been included in "Hotel and casino operating income and expenses" in the Consolidated Statements of Earnings. Hotel and casino operating expenses include all expenses except for depreciation and amortization and income tax provision. Such expenses have been included in "Depreciation and amortization expense" and "Income tax expense" in the Consolidated Statements of Earnings. American Casino's depreciation and amortization expense was $23.5 million, $20.2 million and $20.2 million for the years ended December 31, 2004, 2003 and 2002, respectively. American Casino's income tax provision was $10.1 million and $4.9 million for the years ended December 31, 2004 and

2002, respectively. American Casino recorded an income tax benefit of $1.8 million for the year ended December 31, 2003.

        The amount of revenues and expenses attributable to casino, hotel and restaurants, respectively, is summarized as follows:

	Year Ended December 31,
	2004	2003	2002
	(in $000's)
Hotel and casino operating income:
Casino	$167,972	$147,888	$143,057
Hotel	54,653	47,259	44,263
Food and beverage	66,953	59,583	56,349
Tower, retail, and other income	33,778	30,336	28,247

Gross revenues	323,356	285,066	271,916
Less promotional allowances	(23,375)	(22,255)	(21,893)

Net revenues	$299,981	$262,811	$250,023

Hotel and casino operating expenses:
Casino	$61,985	$61,284	$59,879
Hotel	24,272	22,074	20,142
Food and beverage	48,495	44,990	43,393
Other operating expenses	14,131	13,524	14,505
Selling, general, and administrative	78,720	74,985	80,019

Total expenses	$227,603	$216,857	$217,938

        The ownership and operation of the Las Vegas casinos are subject to the Nevada Gaming Control Act and regulations promulgated thereunder, various local ordinances and regulations, and are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board, and various other county and city regulatory agencies, including the City of Las Vegas.

        American Casino's property and equipment consist of the following as of December 31, 2004 and 2003 (in $000's):

	December 31,
	2004	2003
Land and improvements, including land held for development	$47,210	$47,041
Building and improvements	221,314	220,280
Furniture, fixtures and equipment	108,595	98,586
Construction in progress	7,348	7,224

	384,467	373,131
Less accumulated depreciation and amortization	95,107	74,428

	$289,360	$298,703

        Included in property and equipment at both December 31, 2004 and 2003 are assets recorded under capital leases of $4.0 million.

        In connection with the purchase of the master lease from Strato-Retail, American Casino assumed lessor responsibilities for various non-cancelable operating leases for certain retail space. The future minimum lease payments to be received under these leases for years subsequent to December 31, 2004 are as follows:

Years ending December 31,
2005	$5,877
2006	4,778
2007	3,615
2008	2,177
2009	1,224
Thereafter	959

Total Payments	$18,630

        The above minimum rental income does not include contingent retail income contained within certain retail operating leases. In addition, American Casino is reimbursed by lessees for certain operating expenses.

11.    Hotel and Resort Operating Properties

        a.     The Company owns a hotel and resort property that is part of a master planned community situated in the town of Mashpee, located on Cape Cod in Massachusetts. This property includes two golf courses, other recreational facilities, condominium and time share units and land for future development.

        Total initial costs of approximately $28 million were classified as follows: approximately $17.4 million as "Hotel and resort operating properties", $8.9 million as "Land and construction-in-progress" and $1.7 million as "Receivables and other current assets" on the Consolidated Balance Sheet.

        Resort operations have been included in the "Hotel and resort operating income and expenses" in the Consolidated Statements of Earnings. Net hotel and resort operations for this property ("hotel and resort operating income" less "hotel and resort operating expenses") resulted in income of approximately $2,243,000, $3,033,000 and $1,909,000 for the years ended December 31, 2004, 2003, and 2002, respectively. Hotel and resort operating expenses include all expenses except for approximately $2,544,000, $2,451,000 and $1,833,000 for the years ended December 31, 2004, 2003 and 2002 of depreciation and amortization, respectively, which is included in such caption in the Consolidated Statements of Earnings.

        Resort operations are highly seasonal in nature with peak activity occurring from June to September.

        b.     The Company owned a hotel located in Miami, Florida which had a carrying value of approximately $6.4 million at December 31, 2003, and was unencumbered by any mortgages. Approximately $1.3 million of capital improvements were completed in the year ended December 31, 2002.

        The Company had a management agreement for the operation of the hotel with a national management organization. As a result of the decision to sell the property in 2004, the operating results for the hotel have been reclassified to discontinued operations for all periods. Net hotel and resort operations ("hotel and resort operating revenues" less "hotel and resort operating expenses") totaled approximately $306,000, $596,000 and $494,000 for the years ended December 31, 2004, 2003 and 2002, respectively and have been included in discontinued operations in the Consolidated Statements of Earnings. Depreciation expense of $0, $210,000 and $374,000 for the years ended December 31, 2004,

2003 and 2002, respectively, have been included in discontinued operations in the Consolidated Statements of Earnings.

        In 2004, the Company sold the hotel located in Miami, Florida for a loss of approximately $0.9 million which included a license termination fee of approximately $0.7 million.

        c.     During the three months ended March 31, 2005, the Company sold a golf resort in Tampa, Florida for $8.5 million resulting in a gain on sale of $5.7 million. Net hotel and resort operations for this property totalling approximately $41,000, $61,000, ($378,000), ($311,000) and ($156,000) for the three months ended March 31, 2005 and 2004, and the years ended December 31, 2004, 2003 and 2002, respectively, have been reclassified to discontinued operations.

12.    Investment in Debt Securities of Affiliates (in $000's):

	December 31,
	2004	2003
Atlantic Holdings/GB Holdings(a)	$60,004	$24,696
TransTexas(b)	27,500	—
Panaco(c)	38,000	—

	125,504	24,696
Less current portion	(10,429)	—

	$115,075	$24,696

        a.     In 1998 and 1999, the Company acquired an interest in the Sands, located in Atlantic City, New Jersey, by purchasing the principal amount of approximately $31.4 million of First Mortgage Notes ("Notes") issued by GB Property Funding Corp. ("GB Property"). GB Property was organized as a special purpose entity for the borrowing of funds by Greate Bay Hotel and Casino, Inc. ("Greate Bay"). The purchase price for such notes was approximately $25.3 million. An affiliate of the General Partner also made an investment in the Notes of GB Property. A total of $185 million of such Notes were issued.

        Greate Bay owned and operated the Sands, a destination resort complex, located in Atlantic City, New Jersey. On January 5, 1998, GB Property and Greate Bay filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code to restructure its long term debt.

        In July 2000, the U.S. Bankruptcy Court ruled in favor of the reorganization plan proposed by affiliates of the General Partner which provided for an additional investment of $65 million by the Icahn affiliates in exchange for a 46% equity interest, with bondholders (which also includes the Icahn affiliates) to receive $110 million in new notes of GB Property First Mortgage ("GB Notes") and a 54% equity interest. The plan, which became effective September 29, 2000, provided the Icahn affiliates with a controlling interest.

        As required by the New Jersey Casino Control Act (the "Casino Control Act"), the Partnership Agreement was amended to provide that securities of the Company are held subject to the condition that if a holder thereof is found to be disqualified by the Casino Control Commission, pursuant to the provisions of the Casino Control Act, such holder shall dispose of his interest in the Company in accordance with the Casino Control Act.

        At December 31, 2003, the Company owned approximately $26.9 million principal amount of GB Notes which were accounted for a held-to-maturity securities. These notes bore interest of 11% per annum and were due to mature in September 2005. The carrying value of these notes at December 31, 2003 was approximately $24.7 million.

        As part of the Atlantic Holdings Consent Solicitation and Offer to Exchange further described in Note 13, the Company tendered its GB Notes and received $26.9 million of 3% Notes due 2008 issued by Atlantic Coast Entertainment Holdings, Inc. (the "Atlantic Holdings Notes").

        On December 27, 2004, the Company purchased approximately $37.0 million principal amount of the Atlantic Holdings Notes from two Icahn affiliates for cash consideration of $36.0 million. As a result, the Company owns approximately 96.4% of the outstanding Atlantic Holdings Notes. The carrying value of the Atlantic Holdings Notes at December 31, 2004 is approximately $60 million. Interest income of approximately $2.5 million in the year ended December 31, 2004 and $2.9 million in each of the years ended December 31, 2003 and 2002 was recognized.

        b.     On December 6, 2004, the Company purchased from affiliates of Mr. Icahn $27,500,000 aggregate principal amount, or 100%, of the outstanding term notes issued by TransTexas (the "TransTexas Notes"). The purchase price was $28,245,890, which equals the principal amount of the TransTexas Notes plus accrued but unpaid interest. The notes are payable annually in equal consecutive annual payments of $5,000,000, with the final installment due August 28, 2008. Interest is payable semi-annually in February and August at the rate of 10% per annum. Interest income of approximately $196,000 was recognized in the year ended December 31, 2004 and is included in "Interest income on U.S. Government and Agency obligations and other investments" in the Consolidated Statements of Earnings in the year then ended. The TransTexas Notes are secured by a first priority lien on all of TransTexas assets. TransTexas is indirectly controlled by Mr. Icahn. See Note 29.

        c.     On December 6, 2004, the Company purchased all of the membership interests of Mid River LLC ("Mid River") from Icahn affiliates for an aggregate purchase price of $38,125,999. The assets of Mid River consist of $38,000,000 principal amount of term loans of Panaco (the "Panaco Debt"). The purchase price included accrued but unpaid interest. The principal is payable in twenty-seven equal quarterly installments of the unpaid principal of $1,357,143 commencing on March 15, 2005, through and including September 15, 2011. Interest is payable quarterly at a rate per annum equal to the LIBOR daily floating rate plus four percent, which was 6.346% at December 31, 2004. Interest income of $155,991 was recognized in the year ended December 31, 2004 and is included in "Interest income on U.S. Government and Agency obligations and other investments" in the Consolidated Statements of Earnings for the year then ended. See Note 29.

13.    Equity Interest in GB Holdings, Inc.

        At December 31, 2003, the Company owned approximately 3.6 million shares, or 36.3%, of GB Holdings, Inc. ("GB Holdings"), the holding company for the Sands (See Note 12). The Company also owned approximately $26.9 million principal amount of GB Notes.

        On June 30, 2004, GB Holdings announced that its stockholders approved the transfer of the Sands to its wholly-owned subsidiary, Atlantic Holdings, in connection with the restructuring of GB Holdings debt.

        On July 22, 2004, Atlantic Holdings announced that its Consent Solicitation and Offer to Exchange, in which it offered to exchange the Atlantic Holdings Notes for GB Notes, expired and approximately $66 million principal amount of the GB Notes (approximately 60% of the outstanding GB Notes) were tendered to Atlantic Holdings for exchange. On July 23, 2004, 10 million warrants were distributed, on a pro rata basis, to stockholders. The warrants, under certain conditions, will allow the holders to purchase common stock of Atlantic Holdings at a purchase price of $.01 per share, representing 27.5% of the outstanding common stock of Atlantic Holdings, on a fully diluted basis. Mr. Icahn and his affiliated companies hold approximately 77.5% of the GB Holdings stock and held approximately 58.2% of the GB Notes, of which the Company owns approximately 36.3% of the common stock and held approximately 24.5% of the debt. This debt is included in "Investment in debt securities of Affiliates" in the consolidated balance sheets. The Company and Mr. Icahn tendered all of their GB Notes in the exchange. The Company received:

  •
  $26,914,500 principal amount of the Atlantic Holdings Notes;

  •
  $3,620,753 in cash representing accrued interest on the GB Notes and $100 per $1,000 in principal amount of the GB Notes; and

  •
  3,627,711 warrants, which under certain conditions will allow the Company to purchase approximately 998,000 shares of common stock at $.01 per share of Atlantic Holdings, representing approximately 10% of the outstanding common stock of Atlantic Holdings, on a fully diluted basis.

        The Company reflects its equity interest in GB Holdings as "Equity interest in GB Holdings, Inc." in the Consolidated Balance Sheets.

        The Company owns warrants to purchase, upon the occurrence of certain events, approximately 10.0% of the fully diluted common stock of Atlantic Holdings. Atlantic Holdings owns 100% of ACE Gaming LLC, the owner and operator of the Sands. The Company has entered into an agreement with affiliates of Mr. Icahn, to acquire an additional approximate 41.2% of the outstanding common stock of GB Holdings and warrants to purchase, upon the occurrence of certain events, an additional approximate 11.3% of the fully diluted common stock of Atlantic Holdings for an aggregate of $12.0 million of depositary units, plus an aggregate of up to $6.0 million of Depositary Units, if GB Holdings meets certain earnings targets during 2005 and 2006. See Note 29 regarding the Company's agreement to purchase an approximate 41.2% interest in GB Holdings from an affiliate of Mr. Icahn. Upon consummation of the purchase agreement, we will own approximately 77.5% of the outstanding GB Holdings common stock and warrants to purchase, upon the occurrence of certain events, approximately 21.3% of the fully diluted common stock of Atlantic Holdings.

        In the year ended December 31, 2004, the Company recorded an impairment loss of $15.6 million on its equity investment in GB Holdings. The purchase price pursuant to the agreement described above was less than our carrying value, approximately $26.2 million, for the approximately 36.3% of the outstanding GB Holdings common stock that the Company owns. In the September 30, 2004 Form 10-Q of GB Holdings, there was a working capital deficit of approximately $32 million and there was approximately $40 million of debt maturing in September 2005.

14.    National Energy Group

        a.     National Energy Group, Inc.

        In October 2003, pursuant to a Purchase Agreement dated as of May 16, 2003, the Company acquired certain debt and equity securities of NEG from entities affiliated with Mr. Icahn for an aggregate cash consideration of approximately $148.1 million plus approximately $6.7 million in cash of accrued interest on the debt securities. The agreement was reviewed and approved by the Audit Committee, which was advised by its independent financial advisor and legal counsel. The securities acquired were $148,637,000 in principal amount of outstanding 10 3/4% Senior Notes due 2006 of NEG and 5,584,044 shares of common stock of NEG. As a result of the foregoing transaction and the acquisition by the Company of additional securities of NEG prior to the closing, the Company beneficially owns in excess of 50% of the outstanding common stock of NEG.

        NEG owns a 50% interest in Holding LLC, the other 50% interest in Holding LLC is held by Gascon Partners ("Gascon") an Icahn affiliate and managing member. Holding LLC owns NEG Operating LLC ("Operating LLC") which owns operating oil and gas properties managed by NEG. Under the Holding LLC operating agreement, as of September 30, 2004, NEG is to receive guaranteed payments of approximately $39.9 million in addition to a priority distribution of approximately $148.6 million before the Icahn affiliate receives any monies. Due to the substantial uncertainty that

NEG will receive any distribution above the priority and guaranteed payments amounts, NEG accounts for its investment in Holding LLC as a preferred investment.

        In connection with a credit facility obtained by Holding LLC, NEG and Gascon have pledged as security their respective interests in Holding LLC.

        b.     Investment in NEG Holding LLC

        As explained below, NEG's investment in Holding LLC is recorded as a preferred investment. The initial investment was recorded at historical carrying value of the net assets contributed with no gain or loss recognized on the transfer. The Company currently assesses its investment in Holding LLC through a cash flow analysis to determine if Holding LLC will have sufficient cash flows to fund the guaranteed payments and priority distribution. This analysis is done on a quarterly basis. Holding LLC is required to make SFAS 69 disclosures on an annual basis, which include preparation of reserve reports by independent engineers and cash flow projections. These cash flow projections are the basis for the cash flow analysis. The Company follows the conceptual guidance of SFAS 144 "Accounting for the Impairment of Long-Lived Assets" in assessing any potential impairments in Holding LLC.

        Summarized financial information for Holding LLC is as follows (in $000's):

	December 31,
	2004	2003
Current assets	$23,146	$33,415
Noncurrent assets(1)	237,127	190,389

Total assets	$260,273	$223,804

Current liabilities	$22,456	$14,253
Noncurrent liabilities	63,636	48,514

Total liabilities	86,092	62,767
Members' equity	174,181	161,037

Total liabilities and members' equity	$260,273	$223,804

(1)
Primarily oil and gas properties

	December 31,
	2004	2003	2002
	(in $000's)
Total revenues	$78,727	$77,606	$35,900
Costs and expenses	(47,313)	(46,766)	(32,064)

Operating income	31,414	30,840	3,836
Other income (expense)	(2,292)	30	10,090

Net income	$29,122	$30,870	$13,926

        In August 2000, pursuant to a plan of reorganization, Holding LLC was formed. Prior to September 2001, NEG owned and operated certain oil and gas properties. In September 2001, NEG contributed oil and natural gas properties in exchange for Holding LLC's obligation to pay the Company the guaranteed payments and priority distributions. The Company also received a 50% membership interest in Holding LLC. Gascon also contributed oil and natural gas assets and cash in exchange for future payments and a 50% membership interest. The Holding LLC operating agreement requires the payment of guaranteed payments and priority distributions to NEG in order to pay interest on senior debt and the principal amount of the debt of $148.6 million in 2006. After the receipt by NEG of the guaranteed payments and priority distributions that total approximately $300 million, the agreement requires the distribution of an equal amount to Gascon. Holding LLC is contractually obligated to make the guaranteed payments and priority distributions to NEG and Gascon before any distributions can be made to the LLC interest.

        NEG originally recorded its investment in Holding LLC at the historical cost of the oil and gas properties contributed into the LLC. In evaluating the appropriate accounting to be applied to this investment, NEG anticipated it will collect the guaranteed payments and priority distributions through 2006. However, based on cash flow projections prepared by the management of Holding LLC and its reserve engineers, there is substantial uncertainty that there will be any residual value in Holding LLC subsequent to the payment of the amounts required to be paid to Gascon. Due to this uncertainty, NEG has been accreting its investment in Holding LLC, the value of its preferred interest at the implicit rate of interest up to the guaranteed payments and priority distributions collected through 2006, recognizing the accretion income in earnings. Accretion income is periodically adjusted for changes in the timing of cash flows, if necessary due to unscheduled cash distributions. Receipt of guaranteed payments and the priority distribution are recorded as reductions in the preferred investment in Holding LLC. The preferred investment in Holding LLC is evaluated quarterly for other than temporary impairment. The rights of NEG upon liquidation of Holding LLC are identical to those described above and the Company considered those rights in determining the appropriate presentation.

        Because of the continuing substantial uncertainty that there will be any residual value in Holding LLC after the guaranteed payments and priority distributions, no income other than the accretion is currently being given accounting recognition. NEG's preferred investment will be reduced to zero upon collection of the priority distributions in 2006. After that date, NEG will continue to monitor payments made to Gascon and, at such time as it would appear that there is any residual value to NEG's 50% interest in Holding LLC, it would receive accounting recognition. Throughout, and up to this point, NEG believes that the 50% interest in Holding LLC represents a residual interest that is currently valued at zero. The Company accounts for its residual equity investment in Holding LLC in accordance with APB 18.

        The following is a roll forward of the Investment in Holding LLC as of December 31, 2004 and 2003 (in $000s):

	December 31,
	2004	2003
Investment in Holding LLC at beginning of period	$69,346	$108,880
Priority distribution from Holding LLC	—	(51,446)
Guaranteed payment from Holding LLC	(15,978)	(18,230)
Accretion of investment in Holding LLC	34,432	30,142

Investment in Holding LLC at end of period	$87,800	$69,346

        The Holding LLC Operating Agreement requires that distributions shall be made to both NEG and Gascon as follows:

        1.     Guaranteed payments are to be paid to NEG, calculated on an annual interest rate of 10.75% on the outstanding priority distribution amount. The priority distribution amount includes all outstanding debt owed to entities owned or controlled by Carl C. Icahn, including the amount of NEG's 10.75% Senior Notes. As of December 31, 2004, the priority distribution amount was $148.6 million which equals the amount of NEG's 10.75% Senior Notes due the Company. The guaranteed payments will be made on a semi-annual basis.

        2.     The priority distribution amount is to be paid to NEG. Such payment is to occur by November 6, 2006.

        3. An amount equal to the priority distribution amount and all guaranteed payments paid to NEG, plus any additional capital contributions made by Gascon, less any distribution previously made by NEG to Gascon, is to be paid to Gascon.

        4.     An amount equal to the aggregate annual interest (calculated at prime plus 1/2% on the sum of the guaranteed payments), plus any unpaid interest for prior years (calculated at prime plus 1/2% on the sum of the guaranteed payments), less any distributions previously made by NEG to Gascon, is to be paid to Gascon.

        5.     After the above distributions have been made, any additional distributions will be made in accordance with the ratio of NEG's and Gascon's respective capital accounts.

        In addition, the Holding LLC Operating Agreement contains a provision that allows Gascon at any time, in its sole discretion, to redeem the membership interest in Holding LLC at a price equal to the fair market value of such interest determined as if Holding LLC had sold all of its assets for fair market value and liquidated. Since all of the NEG's operating assets and oil and natural gas properties have been contributed to Holding LLC, as noted above, following such a redemption, NEG's principal assets would consist solely of its cash balances.

        c.     See Note 29 pertaining to additional oil and gas acquisitions.

15.    Significant Property Transactions

        Information on significant property transactions during the three-year period ended December 31, 2004 is as follows:

        a.     In September 2002, the Company purchased an industrial building located in Nashville, Tennessee for approximately $18.2 million. The building was constructed in 2001 and is fully leased to two tenants, Alliance Healthcare and Jet Equipment & Tools Inc., with leases expiring in 2011. The annual net operating income was anticipated to be approximately $1.6 million increasing to approximately $1.9 million by 2011. In October 2002, the Company closed a $12.7 million non-recourse mortgage loan on the Nashville, Tennessee property. The loan bore interest at 6.4% per annum and was due to mature in ten years. Required payments were interest only for the first three years and then principal amortization would commence based on a thirty-year amortization schedule. In June 2004, the Company sold the property for a selling price of $19.2 million. A gain of approximately $1.4 million was recognized in the year ended December 31, 2004 and is included in discontinued operations in the Consolidated Statements of Earnings.

        At December 31, 2003, the property had a carrying value of approximately $18,066,000 and was encumbered by a non-recourse mortgage in the amount of $12,700,000.

        b.     In October 2002, the Company sold a property located in North Palm Beach, Florida for a selling price of $3.5 million. A gain of approximately $2.4 million was recognized in the year ended December 31, 2002.

        c.     In October 2003, the Company sold a property located in Columbia, Maryland to its tenant for a selling price of $11 million. A gain of approximately $5.8 million was recognized in the year ended December 31, 2003.

        d.     In the year ended December 31, 2004, the Company sold 57 rental real estate properties for approximately $245 million which were encumbered by mortgage debt of approximately $94 million which was repaid from the sales proceeds.

        In the year ended December 31, 2004, of the 57 properties, the Company sold nine financing lease properties for approximately $43.6 million. The properties were encumbered by mortgage debt of approximately $26.8 million which was repaid from the sales proceeds. The carrying value of these properties was approximately $38.3 million; therefore, the Company recognized a gain on sale of approximately $5.3 million in the year ended December 31, 2004, which is included in income from continuing operations in the Consolidated Statements of Earnings.

        In the year ended December 31, 2004, of the 57 properties, the Company sold 48 operating and held for sale properties for approximately $201.8 million. The properties were encumbered by mortgage debt of approximately $67 million which was repaid from the sales proceeds. The carrying value of these properties was approximately $126.6 million. The Company recognized a gain on sale of approximately $75.2 million in year ended December 31, 2004, which is included in income from discontinued operations in the Consolidated Statements of Earnings.

        At December 31, 2004, the Company had fifteen properties under contract or as to which letters of intent had been executed by potential purchasers, all of which contracts or letters of intent are subject to purchaser's due diligence and other closing conditions. Selling prices for the properties covered by the contracts or letters of intent would total approximately $97.9 million. These properties are encumbered by mortgage debt of approximately $36.0 million. At December 31, 2004, the carrying value of these properties is approximately $62.3 million. As of March 1, 2005, the Company has sold four of the fifteen properties for $46.5 million. The properties had a carrying value of $29.9 million. A gain of $16.6 million will be recorded in the three months ended March 31, 2005. In accordance with generally accepted accounting principles, only the real estate operating properties under contract or letter of intent, but not the financing lease properties, were reclassified to "Properties Held for Sale" and the related income and expense reclassified to "Income from discontinued operations."

        e.     In January 2004, in conjunction with its reinvestment program, the Company purchased a 34,422 square foot commercial condominium unit ("North Moore Condos") located in New York City for approximately $14.5 million. The unit contains a Citibank branch, a furniture store and a restaurant. Current annual rent income from the three tenants is approximately $1,289,000. The Company obtained mortgage financing of $10 million for this property in April 2004. The mortgage bears interest at the rate of 5.73% per annum, and matures in March 2014. Annual debt service is $698,760.

        f.      In July 2004, the Company purchased two Vero Beach, Florida waterfront communities, Grand Harbor and Oak Harbor ("Grand Harbor"), including their respective golf courses, tennis complex, fitness center, beach club and clubhouses. The acquisition also included properties in various stages of development, including land for future residential development, improved lots and finished residential units ready for sale. The purchase price was approximately $75 million, which included approximately $62 million of land and construction in progress. The Company plans to invest in the further development of these properties and the enhancement of the existing infrastructure.

16.    Mortgages Payable

        Mortgages payable, all of which are nonrecourse to the Company, are summarized as follows (in $000's):

			Balance At December 31,
Range of Interest Rates		Annual Principal and Interest Payment
	Range of Maturities		2004	2003
5.630%–8.250%	10/15/07–10/01/14	$10,811	$91,896	$180,989

Less current portion and mortgages on properties held for sale			(31,177)	(87,753)

			$60,719	$93,236

        The following is a summary of the contractual future principal payments of the mortgages (in $000's):

Year Ending December 31,	Amount
2005	$4,759
2006	5,116
2007	11,428
2008	24,385
2009	7,211
2010–2014	38,997

$91,896

        a.     See Note 15a. for Mid-South Logistics financing in October 2002.

        b.     On May 16, 2003, the Company executed a mortgage note secured by a distribution facility located in Windsor Locks, Connecticut and obtained funding in the principal amount of $20 million. The loan bears interest at 5.63% per annum and matures on June 1, 2013. Annual debt service is approximately $1,382,000 based on a 30 year amortization schedule.

        c.     See Note 15e. for North Moore Condo financing in April 2004.

17.    Senior Notes and Credit Facilities Due Affiliates

        a.     At December 31, 2002, NEG had $10.9 million outstanding under its existing $100 million credit facility with Arnos, an Icahn affiliate. Arnos continued to be the holder of the credit facility; however, the $10.9 million note outstanding under the credit facility was contributed to Holding LLC as part of Gascon's contribution to Holding LLC on September 12, 2001. In December 2001, the maturity date of the credit facility was extended to December 31, 2003 and NEG was given a waiver of compliance with respect to any and all covenant violations. NEG was not in compliance with the minimum interest coverage ratio at September 30, 2002; and December 31, 2002 and the current ratio at December 31, 2002, however, in December 2001, NEG was given a waiver of compliance with respect to any and all covenant violations through December 31, 2003.

        On March 26, 2003, Holding LLC distributed the $10.9 million note outstanding under NEG's revolving credit facility as a priority distribution to NEG, thereby canceling the note. Also, on March 26, 2003, NEG, Arnos and Operating LLC entered into an agreement to assign the credit facility to Operating LLC. Effective with this assignment, Arnos amended the credit facility to increase the revolving commitment to $150 million, increase the borrowing base to $75.0 million and extend the revolving due date until June 30, 2004. Concurrently, Arnos extended a $42.8 million loan to Operating LLC under the amended credit facility. Operating LLC then distributed $42.8 million to Holding LLC which, thereafter, made a $40.5 million priority distribution and a $2.3 million guaranteed payment to NEG. NEG utilized these funds to pay the entire amount of the long-term interest payable on the Notes and interest accrued thereon outstanding on March 27, 2003. The Arnos facility was canceled on December 29, 2003 in conjunction with a third party bank financing.

        b.     On September 24, 2001, Arizona Charlie's, Inc., the predecessor entity to Arizona Charlie's, LLC, which was acquired by American Casino in May 2004, refinanced the remaining principal balance of $7.9 million on a prior note payable to Arnos Corp., an affiliate of Mr. Icahn. The note bore interest at the prime rate plus 1.50% (5.75% per annum at December 31, 2002), with a maturity of June 2004, and was collateralized by all the assets of Arizona Charlie's, Inc. The note was repaid during November 2003. During the years ended December 31, 2003 and 2002, Arizona Charlie's, Inc. paid interest expense of $0.1 million and $0.4 million, respectively.

        c.     During fiscal year 2002, Fresca, LLC, which was acquired by American Casino in May 2004, entered into an unsecured line of credit in the amount of $25.0 million with Starfire Holding Corporation ("Starfire"), an affiliate of Mr. Icahn. The outstanding balance, including accrued interest, was due and payable on January 2, 2007. As of December 31, 2003, Fresca, LLC had $25.0 million outstanding. The note bore interest on the unpaid principal balance from January 2, 2002 until maturity at the rate per annum equal to the prime rate, as established by Fleet Bank, from time to time, plus 2.75%. Interest was payable semi-annually in arrears on the first day of January and July, and at maturity. The note was guaranteed by Mr. Icahn. The note was repaid during May 2004. During the years ended December 31, 2004, 2003 and 2002, Fresca, LLC paid $0.7 million, $1.2 million and $0.4 million, respectively.

18.    Senior Secured Notes Payable and Credit Facility

        In January 2004, American Casino closed on its offering of senior secured notes due 2012. The notes, in the aggregate principal amount of $215 million, bear interest at the rate of 7.85% per annum. The notes have a fixed annual interest rate of 7.85% per annum, which will be paid every six months on February 1 and August 1, commencing August 1, 2004. The notes will mature on February 1, 2012. The proceeds were held in escrow pending receipt of all approvals necessary under gaming laws and certain other conditions in connection with the acquisition of Arizona Charlie's Decatur and Arizona Charlie's Boulder. Upon satisfaction of all closing conditions on May 26, 2004, the proceeds of the offering were released from escrow. American Casino used the proceeds of the offering for the acquisition of Arizona Charlie's Decatur and Boulder, to repay intercompany indebtedness and for distributions to the Company. The notes are recourse only to, and are secured by a lien on the assets of, American Casino and certain of its subsidiaries. The notes restrict the ability of American Casino and its restricted subsidiaries, subject to certain exceptions, to: incur additional debt; pay dividends and make distributions; make certain investments; repurchase stock; create liens; enter into transactions with affiliates; enter into sale and leaseback transactions; merge or consolidate; and transfer, lease or sell assets. As of December 31, 2004, American Casino is in compliance with all terms and conditions of the notes. The notes were issued in an offering not registered under the Securities Act of 1933. At the time American Casino issued the notes, it entered into a registration rights agreement in which it agreed to exchange the notes for new notes which have been registered under the Securities Act of 1933. On October 26, 2004, the SEC declared effective American Casino's registration statement. The exchange offer was consummated on December 1, 2004.

        The Company recorded approximately $15.6 million of interest expense on the notes payable in the year ended December 31, 2004 which is included in "Interest expense" in the Consolidated Statements of Earnings for the year then ended.

        A syndicate of lenders has provided to American Casino a non-amortizing $20.0 million revolving credit facility. The commitments are available to the Company in the form of revolving loans, and include a letter of credit facility (subject to $10.0 million sublimit). Loans made under the senior secured revolving facility will mature and the commitments under them will terminate on January 29, 2008. There were no borrowings outstanding under the facility at December 31, 2004.

        Of the Company's cash and cash equivalents at December 31, 2004, approximately $75.2 million in cash is at American Casino which is subject to the restrictions of its notes and the revolving credit facility.

        The fair value of American Casino's long-term debt is based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt of the same remaining maturities. As such, the estimated fair value of long-term debt outstanding is approximately $229.0 million as of December 31, 2004.

19.    Senior Unsecured Notes Payable

        On May 12, 2004, the Company closed on its offering of senior notes due 2012. The notes, in the aggregate principal amount of $353 million, were priced at 99.266%. The notes have a fixed annual interest rate of 8 1/8%, which will be paid every six months on June 1 and December 1, commencing December 1, 2004. The notes will mature on June 1, 2012. AREH is a guarantor of the debt; however, no other subsidiaries guarantee payment on the notes. American Real Estate Finance Corp. ("AREF"), a wholly-owned subsidiary of the Company, was formed solely for the purpose of serving as a co-issuer of the debt securities. AREF will not have any operations or assets and will not have any revenues. The Company intends to use the proceeds of this offering for general business purposes, including its primary business strategy of acquiring undervalued assets in its existing lines of business or other businesses and to provide additional capital to grow its existing businesses. The notes restrict the ability of the Company, subject to certain exceptions, to, among other things; incur additional debt; pay dividends or make distributions; repurchase stock; create liens; and enter into transactions with affiliates. As of December 31, 2004, the Company is in compliance with all terms and conditions of the notes. The notes were issued in an offering not registered under the Securities Act of 1933. At the time the Company issued the notes, the Company entered into a registration rights agreement in which the Company agreed to exchange the notes for new notes which have been registered under the Securities Act of 1933. On November 8, 2004, the SEC declared effective the Company's registration statement. The exchange offer was consummated on December 15, 2004.

        The fair value of the Company's long-term debt is based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt of the same remaining maturities. As such, the estimated fair value of long-term debt outstanding is approximately $375 million as of December 31, 2004.

        The Company recorded approximately $18.5 million of interest expense on the notes payable in the year ended December 31, 2004 which is included in "Interest expense" in the Consolidated Statements of Earnings for the year then ended.

20.    Accounts Payable, Accrued Expenses and Other Current Liabilities

        Accounts payable, accrued expenses and other liabilities consist of the following (In $000's):

	December 31,
	2004	2003
Accrued liabilities	$11,463	$11,951
Accrued payroll	11,113	12,507
Due to Panaco, Inc.	16,242	—
Other	42,975	21,316

	$81,793	$45,774

21.    Earnings Per Limited Partnership Unit

        Basic earnings per LP unit are based on net earnings attributable to limited partners, and in period prior to July 1, 2003, adjusted for the preferred pay-in-kind distribution to Preferred Unitholders. The resulting net earnings available for limited partners are divided by the weighted average number of shares of limited partnership units outstanding.

        Diluted earnings per LP unit are based on earnings before the preferred pay-in-kind distribution as the numerator with the denominator based on the weighted average number of units and equivalent units outstanding. The Preferred Units are considered to be equivalent units.

Net Income Per Unit

        Basic net income per American Real Estate Partners, L.P. Unit is derived by dividing net income attributable to the limited partners by the basic weighted average number of American Real Estate Partners, L.P. Units outstanding for each period. Diluted earnings per American Real Estate Partners, L.P. Unit is derived by adjusting net income attributable to the limited partners for the assumed dilutive effect of the redemption of the Preferred LP Units ("Diluted Earnings") and dividing Diluted Earnings by the diluted earnings weighted average number of American Real Estate Partners, L.P. Units outstanding for each period.

	December 31,
	2004	2003	2002
	In $000's (except per unit data)
Attributable to Limited Partners:
Basic income from continuing operations	$71,456	$48,573	$56,365
Add Preferred LP Unit distribution	4,981	4,792	4,518

Income before discontinued operations	76,437	53,365	60,887
Income from discontinued operations	81,051	10,787	6,799

Diluted earnings	$157,488	$64,152	$67,686

Weighted average limited partnership units outstanding	46,098,284	46,098,284	46,098,284
Dilutive effect of redemption of Preferred LP Units	5,444,028	8,391,659	10,368,414

Weighed average limited partnership units and equivalent partnership units outstanding	51,542,312	54,489,943	56,466,698

Basic earnings:
Income from continuing operations	$1.55	$1.00	$1.12
Income from discontinued operations	1.76	0.24	0.15

Basic earnings per LP unit	$3.31	$1.24	$1.27

Diluted earnings:
Income from continuing operations	$1.48	$0.94	$1.00
Income from discontinued operations	1.57	0.19	0.12

Diluted earnings per LP unit	$3.05	$1.13	$1.12

22.    Preferred Units

        Pursuant to rights offerings consummated in 1995 and 1997, Preferred Units were issued. The Preferred Units have certain rights and designations, generally as follows. Each Preferred Unit has a liquidation preference of $10.00 and entitles the holder thereof to receive distributions thereon, payable solely in additional Preferred Units, at the rate of $.50 per Preferred Unit per annum (which is equal to a rate of 5% of the liquidation preference thereof), payable annually on March 31 of each year (each, a "Payment Date"). On any Payment Date commencing with the Payment Date on March 31, 2000, the Company, with the approval of the Audit Committee of the Board of Directors of the General Partner, may opt to redeem all, but not less than all, of the Preferred Units for a price, payable either in all cash or by issuance of additional Depositary Units, equal to the liquidation preference of the Preferred Units, plus any accrued but unpaid distributions thereon. On March 31, 2010, the Company must redeem all, but not less than all, of the Preferred Units on the same terms as any optional redemption.

        Pursuant to the terms of the Preferred Units, on February 25, 2004, the Company declared its scheduled annual preferred unit distribution payable in additional Preferred Units at the rate of 5% of the liquidation preference of $10 per unit. The distribution was payable March 31, 2004 to holders of record as of March 12, 2004. A total of 489,657 additional Preferred Units were issued. At December 31, 2004 and 2003, 10,286,264 and 9,796,607 Preferred Units are issued and outstanding, respectively. In February 2004, the number of authorized Preferred LP units was increased to 10,400,000.

        Pursuant to the terms of the Preferred Units, on March 4, 2005, the Company declared its scheduled annual preferred unit distribution payable in additional Preferred Units at the rate of 5% of the liquidation preference of $10. The distribution is payable on March 31, 2005 to holders of record as of March 15, 2005. In addition, the Company increased the number of authorized Preferred Units to 10,900,000.

        On July 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 150 (SFAS 150), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 requires that a financial instrument, which is an unconditional obligation, be classified as a liability. Previous guidance required an entity to include in equity financial instruments that the entity could redeem in either cash or stock. Pursuant to SFAS 150 the Company's Preferred Units, which are an unconditional obligation, have been reclassified from "Partners' equity" to a liability account in the consolidated Balance Sheets and the preferred pay-in-kind distribution for the period from July 1, 2003 to December 31, 2003 of $2,449,000 and all future distributions have been and will be recorded as "Interest expense" in the Supplemental Consolidated Statements of Earnings.

        The Company recorded $5.1 million and $2.4 million of interest expense in the years ended December 31, 2004 and 2003, respectively, in connection with the Preferred LP units distribution. These amounts are included in "Interest expense" in the Supplemental Consolidated Statements of Earnings for the years then ended.

23.    Income Taxes (in $000's)

	December 31,
	2004	2003
The difference between the book basis and the tax basis of the net assets of the Company, not directly subject to income taxes, is as follows:
Book basis of AREH net assets excluding American Casino and NEG	$1,319,566	$1,149,418
Excess of tax over book	120,820	79,238

Tax basis of net assets	$1,440,386	$1,228,656

        a.     Corporate Income Taxes

        (i)    The Company's corporate subsidiaries recorded the following income tax (expense) benefit attributable to continuing operations for American Casino and NEG for the years ended December 31, 2004, 2003 and 2002 (in $000's):

	December 31,
	2004	2003	2002
Current	$(2,626)	$(4,302)	$(311)
Deferred	(14,137)	5,875	(9,785)

	$(16,763)	$1,573	$(10,096)

        (ii)   The tax effect of significant differences representing net deferred tax assets (the difference between financial statement carrying values and the tax basis of assets and liabilities) for the Company is as follows at December 31, 2004 and 2003 (in $000's):

	December 31,
	2004	2003
Deferred tax assets:
Depreciation	$39,209	$39,858
Net operating loss carryforwards	32,176	30,942
Investment in Holding LLC	5,333	18,845
Other	5,954	5,962

	82,672	95,607
Valuation allowance	(14,588)	(17,733)

Net deferred tax assets	68,084	77,874

Less current portion	(2,685)	(2,982)

Non-current net deferred tax assets	$65,399	$74,892

        At December 31, 2004 and 2003, American Casino had net operating loss carryforwards available for federal income tax purposes of approximately $16.0 million and $28.5 million, respectively, which begin expiring in 2020.

        (iii)  The provision (benefit) for income taxes differs from the amount computed at the federal statutory rate as a result of the following:

	Year Ended December 31,
	2004	2003	2002
Federal statutory rate	35.0%	35.0%	35.0%
Tax deduction not given book benefit	0.0	5.0	0.0
Income not subject to taxation	(25.6)	(14.3)	(22.3)
Valuation allowance	(1.7)	(28.3)	(0.5)
Other	1.1	0.3	0.3

	8.8%	(2.3)%	12.5%

        SFAS 109 requires a "more likely than not" criterion be applied when evaluating the realizability of a deferred tax asset. As of December 31, 2002, given Stratosphere's history of losses for income tax purposes, the volatility of the industry within which the Stratosphere operates, and certain other factors, Stratosphere had established a valuation allowance for the deductible temporary differences, including the excess of the tax basis of the Stratosphere's assets over the basis of such assets for financial statement purposes and the tax carryforwards. However, at December 31, 2003, based on various factors including the current earnings trend and future taxable income projections, Stratosphere determined that it was more likely than not that the deferred tax assets will be realized and removed the valuation allowance. In accordance with SFAS 109, the tax benefit of any deferred tax asset that existed on the effective date of a reorganization should be reported as a direct addition to contributed capital. Stratosphere has deferred tax assets relating to both before and after Stratosphere emerged from bankruptcy in September of 1998. The net decrease in the valuation allowance was $79.3 million, of which a net amount of $47.5 million was credited to partners' equity in the year ended December 31, 2003.

        Additionally, American Casino's acquisition of Arizona Charlie's, LLC and Fresca, LLC in May 2004 resulted in a net increase in the tax basis of assets in excess of book basis. As a result, the Company recognized an additional deferred tax asset of approximately $2.5 million from the transaction. Pursuant to SFAS 109, the benefit of the deferred tax asset from this transaction is credited directly to equity.

        At December 31, 2004 and 2003, NEG had net operating loss carryforwards available for federal income tax purposes of approximately $75.9 and $58.0 million, respectively, which begin expiring in 2009. Net operating loss limitations may be imposed as a result of subsequent changes in stock ownership of NEG. Prior to the formation of Holding LLC, the income tax benefit associated with the loss carryforwards had not been recognized since, in the opinion of management, there was not sufficient positive evidence of future taxable income to justify recognition of a benefit. Upon the formation of Holding LLC, management again evaluated all evidence, both positive and negative, in determining whether a valuation allowance to reduce the carrying value of deferred tax assets was still needed and concluded, based on the projected allocations of taxable income by Holding LLC, NEG more likely than not will realize a partial benefit from the loss carryforwards. In accordance with SFAS 109, NEG recorded a deferred tax asset of $25.5 million as of December 31, 2002, $25.9 million as of December 31, 2003, and $19.3 million as of December 31, 2004. Ultimate realization of the deferred tax asset is dependent upon, among other factors, NEG's ability to generate sufficient taxable income within the carryforward periods and is subject to change depending on the tax laws in effect in the years in which the carryforwards are used. As a result of the recognition of expected future income tax benefits, subsequent periods will reflect a full effective tax rate provision.

24.    Commitments and Contingencies

        a.     In January 2002, the Cape Cod Commission, (the "Commission"), a Massachusetts regional planning body created in 1989, concluded that AREP's New Seabury development is within its jurisdiction for review and approval (the "Administrative Decision"). It is the Company's position that the proposed residential, commercial and recreational development is in substantial compliance with a special permit issued for the property in 1964 and is therefore exempt from the Commission's jurisdiction and that the Commission is barred from exercising jurisdiction pursuant to a 1993 settlement agreement between the Commission and a prior owner of the New Seabury property (the "Settlement Agreement").

        In February 2002, New Seabury Properties L.L.C. ("New Seabury"), an AREP subsidiary and owner of the property, filed in Barnstable County Massachusetts Superior Court, a civil complaint appealing the Administrative Decision by the Commission, and a separate civil complaint to find the Commission in contempt of the Settlement Agreement. The Court subsequently consolidated the two complaints into one proceeding. In July 2003, New Seabury and the Commission filed cross motions for summary judgment.

        Also, in July 2003, in accordance with a Court ruling, the Commission reconsidered the question of its jurisdiction over the initial development proposal and over a modified development proposal that New Seabury filed in March 2003. The Commission concluded that both proposals are within its jurisdiction (the Second Administrative Decision). In August 2003, New Seabury filed in Barnstable County Massachusetts Superior Court another civil complaint appealing the Commission's second decision and petitioning the court to find the Commission in contempt of the settlement agreement.

        In November 2003, the Court ruled in New Seabury's favor on its July 2003 motion for partial summary judgment, finding that the special permit remains valid and that the modified development proposal is in substantial compliance with the Special Permit and therefore exempt from the Commission's jurisdiction; the Court did not yet rule on the initial proposal to build 675 residential/hotel units and 80,000 square feet of commercial space. Under the modified development proposal New Seabury could potentially develop up to 278 residential units and 145,000 square feet of commercial space. In February 2004, the court consolidated the three complaints into one proceeding. In March 2004, New Seabury and the Commission each moved for Summary Judgment to dispose of remaining claims under all three complaints and to obtain a final judgment from the Court. The Court heard arguments in June 2004 and took matters under advisement. The Commission and New Seabury filed a joint motion to delay, until May 6, 2005, any ruling by the court on New Seabury's pending motion for summary judgment and the Commission's pending cross-motion for summary judgment. The Company is currently in settlement negotiations with the Commission but these discussions may not be successful. The Company cannot predict the effect on the development process if it loses any appeal or if the Commission is ultimately successful in asserting jurisdiction over any of the development proposals.

        The carrying value of New Seabury's development assets at December 31, 2004 was approximately $10.5 million.

        The General Partner monitors all tenant bankruptcies and defaults and may, when it deems it necessary or appropriate, establish additional reserves for such contingencies.

        b.     In addition, in the ordinary course of business, the Company, its subsidiaries and other companies in which the Company has invested are parties to various legal actions. In management's opinion, the ultimate outcome of such legal actions will not have a material effect on the Company's consolidated financial statements taken as a whole.

25.    Employee Benefit Plans

        a.     Employees of the Company who are members of various unions are covered by union-sponsored, collectively bargained, multi-employer health and welfare and defined benefit pension plans. The Company recorded expenses for such plans of approximately $8,100,000, $7,600,000 and $6,500,000 for the years ended December 31, 2004, 2003 and 2002, respectively. The Company does not have information from the plans' sponsors with respect to the adequacy of the plans' funding status.

        b.     The Company has retirement savings plans under Section 401(k) of the Internal Revenue Code covering its non-union employees. The plans allow employees to defer, within prescribed limits, a portion of their income on a pre-tax basis through contributions to the plans. The Company currently matches, within prescribed limits, up to 6.25% of eligible employees' compensation at rates up to 50% of the employee's contribution. The Company recorded charges for matching contributions of approximately $794,000, $714,000 and $981,000, for the years ended December 31, 2004, 2003 and 2002, respectively.

26.    Fair Value of Financial Instruments

        The carrying amount of cash and cash equivalents, receivables, investment in debt securities of affiliates and accounts payable, accrued expenses and other liabilities and the Preferred Limited Partnership Units Liability are carried at cost, which approximates their fair value.

Other Investments

        The fair values of the mortgages and notes receivable past due, in process of foreclosure, or for which foreclosure proceedings are pending, are based on the discounted cash flows of the underlying lease. The fair values of the mortgages and notes receivable satisfied after year end are based on the amount of the net proceeds received.

        The fair values of the mortgages and notes receivable which are current are based on the discounted cash flows of their respective payment streams.

        The approximate estimated fair values of other investments held as of December 31, 2004 and 2003 are summarized as follows (in $000's):

	At December 31, 2004		At December 31, 2003
	Net Investment	Estimated Fair Value	Net Investment	Estimated Fair Value
Total	$245,948	$248,900	$50,328	$55,000

        The net investment at December 31, 2004 and 2003 is equal to the carrying amount of the mortgage receivable less any deferred income recorded.

Mortgages Payable

        The approximate estimated fair values of the mortgages payable as of December 31, 2004 and 2003 are summarized as follows (in $000's):

	At December 31, 2004		At December 31, 2003
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Total	$91,896	$93,900	$180,989	$185,000

Limitations

        Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

27.    Segment Reporting

        The Company is engaged in six operating segments consisting of the ownership and operation of (1) rental real estate, (2) hotel and resort operating properties, (3) hotel and casino operating properties, (4) property development, (5) investment in securities including investment in other limited partnerships and marketable equity and debt securities and (6) investment in oil and gas operating properties. The Company's reportable segments offer different services and require different operating strategies and management expertise.

        Non-segment revenue to reconcile to total revenue consists primarily of interest income on treasury bills and other investments. Non-segment assets to reconcile to total assets includes investment in U.S. Government and Agency obligations, cash and cash equivalents, receivables and other assets.

        The accounting policies of the segments are the same as those described in Note 2.

        The Company assesses and measures segment operating results based on segment earnings from operations as disclosed below. Segment earnings from operations is not necessarily indicative of cash available to fund cash requirements nor synonymous with cash flow from operations.

        The revenues, net earnings, assets and real estate investment capital expenditures for each of the reportable segments are summarized as follows for the years ended and as of December 31, 2004, 2003, and 2002 (in $000's):

	December 31,
	2004	2003	2002
Revenues:
Hotel & casino operating properties	$297,868	$259,345	$250,328
Land, house and condominium sales	26,591	13,265	76,024
Rental real estate	17,796	20,207	21,574
Hotel & resort operating properties	16,211	12,376	12,921
Oil & gas operating properties	45,995	38,109	40,516
Other investments	34,241	13,874	15,283

Subtotal	438,702	357,176	416,646
Reconciling items	13,310 (1)	11,770 (1)	18,006 (1)

Total revenues	$452,012	$368,946	$434,652

Net earnings:
Segment earnings:
Hotel & casino operating properties	$70,265	$42,488	$32,390
Land, house and condominium sales	6,355	4,136	21,384
Oil & gas operating properties	34,849	30,879	33,411
Rental real estate	12,863	14,368	14,206
Hotel and resort operating properties	2,674	4,220	2,679
Other investments	34,241	13,874	15,283

Total segment earnings	161,247	109,965	119,353
Interest income	13,310	11,770	18,006
Interest expense	(46,099)	(21,103)	(27,297)
General and administrative expenses	(9,806)	(6,851)	(7,029)
Depreciation and amortization	(29,815)	(24,802)	(23,646)

Operating Income	88,837	68,979	79,387
Gain on sales and disposition of real estate from continuing operations	5,262	7,121	8,990
(Loss) gain on sale of assets	—	(1,503)	(353)
Loss on sale of limited partnership interests	—	—	(3,750)
Write-down of marketable equity and debt securities and other investments	—	(19,759)	(8,476)
Gain on sale of marketable equity securities	40,159	2,607	—
Unrealized losses on securities sold short	(23,619)	—	—
Impairment loss on equity interest in GB Holdings, Inc.	(15,600)	—	—
Minority interest in net earnings of Stratosphere Corp	—	—	(1,943)
Income tax (expense) benefit	(16,763)	1,573	(10,096)
Income from discontinued operations	82,697	11,006	6,937
General partner's share of net income	(8,466)	(10,664)	(7,528)

Net earnings-limited partners' unitholders	$152,507	$59,360	$63,168

(1)
Primarily interest income on U.S. Government and Agency obligations and other short-term investments and Icahn note receivable.

	December 31,
	2004	2003	2002
Assets:
Rental real estate	$196,332	$340,062	$359,700
Hotel and casino operating properties	289,360	298,703	290,775
Land and construction-in-progress	106,537	43,459	40,415
Hotel and resort operating properties	50,132	41,526	44,346
Other investments	472,103	231,050	479,104

	1,114,464	954,800	1,214,340
Reconciling items	1,148,593	691,806	491,691

Total	$2,263,057	$1,646,606	$1,706,031

Real estate investment capital expenditures:
Acquisitions:
Rental real estate	$14,583	$—	$18,226
Land and construction-in-progress	61,845	—	—
Hotel and casino operating properties	125,900	—	—
Hotel and resort operating properties	16,463	—	—

	$218,791	$—	$18,226

Developments:
Rental real estate	$18	$413	$181
Land and construction-in-progress	17,947	—	1,138
Hotel and casino operating properties	13,589	31,844	19,133
Hotel and resort operating properties	2,614	1,067	2,582

	$34,168	$33,324	$23,034

28.    Repurchase of Depositary Units

        The Company has previously been authorized to repurchase up to 1,250,000 Depositary Units. As of December 31, 2004, the Company has purchased 1,137,200 Depositary Units at an aggregate cost of approximately $11,921,000.

29.    Subsequent Events

        a.     On January 21, 2005, the Company announced that it had entered into agreements to acquire additional oil and gas and gaming and entertainment assets in transactions with affiliates of Carl C. Icahn. The aggregate consideration for the transactions is $652 million, subject to certain purchase price adjustments, of which $180 million is payable in cash and the balance is payable by the issuance of the Company's limited partnership depositary units valued at $29 per unit. Mr. Icahn currently owns indirectly approximately 86.5% of the Company's outstanding depositary and preferred units and indirectly owns 100% of the Company's general partner, American Property Investors, Inc. Upon the closing of the transactions, Mr. Icahn will own approximately 90.1% of the Company's outstanding depositary units and 86.5% of its preferred units, assuming no purchase price reductions. The transactions were approved by the Audit Committee of the Company's general partner. The Audit Committee was advised as to the transactions by independent legal counsel and financial advisor. The Audit Committee obtained opinions that the consideration to be paid in the transactions was fair, from a financial point of view, to the Company.

        The transactions include the acquisition of the membership interest in Holding LLC other than that already owned by National Energy Group, Inc. (which is itself 50.02% owned by the Company); 100% of the equity of each of TransTexas Gas Corporation and Panaco, Inc., all of which will be consolidated under AREP Oil & Gas LLC, which is wholly owned by AREH; and approximately 41.2% of the common stock of GB Holdings and warrants to purchase, upon the occurrence of certain events, approximately 11.3% of the fully diluted common stock of its subsidiary, Atlantic Holdings, which owns 100% of ACE Gaming LLC, the owner and operator of the Sands. The closing of each of the transactions is subject to certain conditions, including approval by the depositary unitholders of the issuance of the depositary units with respect to the transactions for which the consideration is depositary units and the receipt of the oil and gas reserve reports as of January 21, 2005 for each of Holding LLC, TransTexas and Panaco.

        Prior to the transactions, each of the Company and Mr. Icahn's affiliated companies owned oil and gas and gaming and entertainment assets. Upon completion of these transactions, all such assets held by Mr. Icahn's affiliates will have been acquired by the Company. As a result of these transactions, the Company will have substantially increased its oil and gas holdings, as well as expanded its gaming and entertainment holdings.

        Before the acquisition of GB Holdings and Atlantic Holdings securities, the Company owned approximately 36.3% of the outstanding common stock of GB Holdings and warrants to purchase, upon the occurrence of certain events, approximately 10.0% of the fully diluted common stock of Atlantic Holdings. As a result of the transactions, the Company will own approximately 77.5% of the common stock of GB Holdings and warrants to purchase approximately 21.3% of the fully diluted common stock of Atlantic Holdings. The Company also owns approximately $63.9 million principal amount, or 96.4%, of the 3% senior notes due 2008 of Atlantic Holdings, which, upon the occurrence of certain events, are convertible into approximately 42.1% of the fully diluted common stock of Atlantic Holdings. If all outstanding Atlantic Holdings notes were converted and warrants exercised, the Company would own approximately 63.4% of the Atlantic Holdings common stock, GB Holdings would own approximately 28.8% of the Atlantic Holdings common stock and the remaining shares would be owned by the public.

        Between December 6, 2004 and December 27, 2004, the Company purchased (1) $27.5 million aggregate principal amount of the TransTexas Notes, (2) $38.0 million aggregate principal amount of the Panaco Debt, and (3) $37.0 million aggregate principal amount of Atlantic Holdings Notes, bringing the Company's ownership of that debt to $63.9 million principal amount.

        b.     On February 7, 2005, the Company and its subsidiary, American Real Estate Finance Corp. ("AREF"), closed on their offering of senior notes due 2013. The notes, in the aggregate principal amount of $480 million, were priced at 100% of principal amount. The notes will have a fixed annual interest rate of 7 1/8%, which will be paid every six months on February 15 and August 15, commencing August 15, 2005. The notes will mature on February 15, 2013. AREF, a wholly owned subsidiary of the Company, was formed solely for the purpose of serving as co-issuer of the notes. AREF does not have any operations or assets and does not have any revenues. AREH is a guarantor of the debt; however, no other subsidiaries guarantee payment on the notes. The Company intends to use the proceeds of the offering, together with depositary units to be issued to fund for the acquisitions described above, to pay related fees and expenses and for general business purposes. The notes restrict the ability of the Company and AREH, subject to certain exceptions, to, among other things; incur additional debt; pay dividends or make distributions; repurchase stock; create liens; and enter into transactions with affiliates. The notes were issued in an offering not registered under the Securities Act of 1933. At the time the Company issued the notes, the Company entered into a registration rights agreement in which it agreed to exchange the notes for new notes which have been registered under the Securities Act of 1933. If the registration statement is not filed with the SEC by August 8, 2005 or if the registration statement is not declared effective by the SEC on or prior to December 5, 2005 or if we fail to consummate an exchange offer in which we issue notes registered under the Securities Act of 1933 for the privately issued notes within 30 business days after December 5, 2005, then we will pay, as liquidated damages, $.05 per week per $1,000 principal amount for the first 90 day period following such failure, increasing by an additional $.05 per week of $1,000 principal amount for each subsequent 90 day period, until all failures are cured.

30.    Quarterly Financial Data (unaudited) (in $000'S, Except Per Unit Data)

	Three Months Ended(1)
	March 31,		June 30,		September 30,		December 31,
	2004	2003	2004	2003	2004	2003	2004	2003
Revenues	$102,218	$92,416	$117,367	$89,531	$118,487	$94,423	$113,940	$92,576

Operating Income	$24,138	$16,110	$26,629	$15,635	$23,968	$16,962	$14,102	$20,272
Gains (losses) on property transactions	6,047	1,138	(226)	(272)	(10)	501	(549)	5,754
Loss on sale of assets	—	—	—	—	—	(311)	—	(1,192)
Gain on sale of marketable equity and debt securities	28,857	—	8,310	—	—	2,168	2,992	439
Unrealized losses on securities sold short	—	—	—	—	—	—	(23,619)	—
Impairment loss on equity interest in GB Holdings, Inc.	—	—	—	—	—	—	(15,600)	—

Write-down of marketable equity and debt securities	—	(961)	—	(18,798)	—	—	—	—

Income (loss) from continuing operations before income tax	59,042	16,287	34,713	(3,435)	23,958	19,320	(22,674)	25,273
Income tax (expense) benefit	(6,169)	(3,892)	(3,088)	(3,167)	(3,637)	(3,577)	(3,869)	12,209

Income (loss) from continuing operations	52,873	12,395	31,625	(6,602)	20,321	15,743	(26,543)	37,482
Income from discontinued operations	10,147	1,997	50,161	3,815	10,702	3,210	11,687	1,984

Net earnings (loss)	$63,020	$14,392	$81,786	$(2,787)	$31,023	$18,953	$(14,856)	$39,466

Net Earnings (loss) per limited
Partnership unit(2):
Basic earnings:
Income (loss) from continuing operations	$1.03	$0.15	$0.65	$(0.21)	$0.43	$0.25	$(0.56)	$0.81
Income from discontinued operations	0.22	0.05	1.06	0.08	0.23	0.07	0.24	0.04

Basic earnings (loss) per LP unit	$1.25	$0.20	$1.71	$(0.13)	$0.66	$0.32	$(0.32)	$0.85

Diluted earnings:
Income (loss) from continuing operations	$0.93	$0.15	$0.60	$(0.21)	$0.41	$0.23	$(0.56)	$0.71
Income from discontinued operations	0.19	0.03	0.94	0.08	0.20	0.06	0.24	0.04

Diluted earnings (loss) per LP unit	$1.12	$0.18	$1.54	$(0.13)	$0.61	$0.29	$(0.32)	$0.75

(1)
All quarterly amounts have been reclassified for the effects of reporting discontinued operations.

(2)
Net earnings (loss) per unit is computed separately for each period and, therefore, the sum of such quarterly per unit amounts may differ from the total for the year.

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EXHIBIT 99.3
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2004 AND 2003
AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY AND COMPREHENSIVE INCOME YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002 (in $000's)
AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2004, 2003 and 2002